Exhibit 10.22

ADS Worldwide, Inc.

Grupo Altima, S.A de C.V.

and

Sistemas Ecologicos de Drenaje, S.A. de C.V.

Participation Agreement

July 17, 2000

8.4	Requirements Applicable to All Dispositions and Admissions	22
8.5	Encumbrances of Shares	23

ARTICLE 9	BUYOUT OPTION	23
9.1	Buyout Events	23
9.2	Procedure for Shareholder-Related Buyout Events	23
9.3	Purchase Price	24
9.4	Buyout Closing	24

ARTICLE 10	ARBITRATION	25
10.1	Submission of Disputes to Arbitration	25
10.2	Conduct of Arbitration	25
10.3	Exclusivity	26

ARTICLE 11	DISSOLUTION, WINDING UP, AND TERMINATION	27
11.1	Dissolution	27
11.2	Winding Up and Termination	27

ARTICLE 12	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	28
12.1	Maintenance of Books	28

ARTICLE 13	GENERAL PROVISIONS	28
13.1	Representations and Warranties of ADS Worldwide, ADSI and ADS/P	28
13.2	Representatives and Warranties of Altima and the Altima Shareholders	29
13.3	Representations and Warranties of the Company, Altima, and the Altima Shareholders	29
13.4	Covenants of ADS Worldwide, Altima and the Company Respecting Ethical Business Practices	37
13.5	Offset	37
13.6	Notices	37
13.7	Entire Agreement; Supersedure	37
13.8	Effect of Waiver or Consent	38
13.9	Amendment or Restatement	38
13.10	Binding Effect; No Third-Party Beneficiaries; Remedies Not Exclusive	38
13.11	Governing Law; Severability	38
13.12	Further Assurances	38
13.13	Language	38
13.14	Indemnification	39
13.15	Directly or Indirectly; Without Limitation	39
13.16	References	39
13.17	Survival	39
EXHIBIT A-1	Altima Services’ Agreement	A-1
EXHIBIT A-2	Newco Services’ Agreement	A-2
EXHIBIT B	Amended Bylaws	B-1
EXHIBIT C	Sublicense Agreement	C-1

ADS Worldwide, Inc.

Grupo Altima, S.A de C.V.

and

Sistemas Ecologicos de Drenaje, S.A. de C.V.

Participation Agreement

July 17, 2000

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2000, by and between ADS Worldwide, Inc. (“ADS Worldwide”), a corporation organized under the laws of the State of Delaware, United States of America, Grupo Altima S.A. de C.V. (“Altima”), a corporation organized under the laws of the United Mexican States (“Mexico”), and Sistemas Ecologicos de Drenaje, S.A. de C.V. (the “Company”), a corporation organized under the laws of Mexico. ADS Worldwide, Altima, and the Company are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Company was incorporated on March 11, 1999, under the laws of Mexico and is in its start-up process;

WHEREAS, the Company has fixed capital of $1,000,000 Mexican Pesos, currency of legal tender in Mexico (“Mexican Pesos”), represented by 1,000 Series A common shares with a $1,000 Mexican Pesos par-value, and variable capital of $43,500,000 Mexican Pesos, represented by 43,500 Series B common shares with a $1,000 Mexican Pesos par- value;

WHEREAS, Altima owns all of the issued and outstanding shares of capital stock of the Company, except for one share of capital stock owned by Inmuebles Industriales de Monterrey, S.A. de C.V. (hereinafter referred to as “IIM”), who has joined this Agreement for the limited purposes set forth in Schedule 3.1(a);

WHEREAS, IIM, Polidrain Mexicana, S.A. de C.V. (hereinafter referred to as “PM”), Juan Raigosa Valadez, and Juan Pablo Alderete Marrufo, collectively referred to as the “Altima Shareholders”, have joined this Agreement for the limited purposes set forth in Sections 2.7, 3.3, 6.2, 10.1, 10.2, 13.2 and 13.3 and Article 8;

WHEREAS, Advanced Drainage Systems, Inc. (“ADS/P”), a corporation organized under the laws of the State of Delaware, United States of America, the parent corporation of ADS Worldwide and ADS/I, has joined this Agreement for the limited purposes set forth in Sections 2.7, 3.3, 6.2, 13.1 and Article 8;

WHEREAS, IIM will sell his one share to Altima and the Company shall increase its capital stock and issue to ADS WORLDWIDE, the necessary number of shares of common stock so ADS Worldwide and Altima will each own 50% of the common stock of the Company, voting and non-voting;

WHEREAS, at the Closing, Altima will invite ADS Worldwide to subscribe 22,000 shares of capital stock of the Company, 1,000 series A shares and 21,000 series B shares and will sell to ADS Worldwide 11,250 Series B shares. At the Closing, ADS Worldwide will pay for 19,000 shares and within the 120 days following the Closing Date, ADS Worldwide will pay for the remaining 3,000 Series B common shares and the price for the 11,250 series B shares against delivery thereof.

WHEREAS, ADS Worldwide and Altima shall create a new service corporation that will assume all employees of Altima and render services to the Company pursuant to a services agreement to be entered into by and between Newco and the Company (the “Newco Services Agreement”) in the form set forth in Exhibit A-2 which will be attached hereto and made a part hereof;

WHEREAS, the Parties wish to establish their relative rights and obligations.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

AAA has the meaning set forth in Section 10.1 (b).

ADS Intellectual Property has the meaning set forth in Section 6.4.

ADS/I has the meaning set forth in Section 2.8.

ADS/P has the meaning set forth in the Recitals.

ADS Worldwide has the meaning set forth in the introductory paragraph.

Affected Shareholder has the meaning set forth in Section 9.1.

Affiliate means, with respect to any Person, any other Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person or (c) is under common ownership or control with first Person, where “own” means direct or indirect ownership of more than 50% of the equity interest or rights to distributions on account of equity of the Person and “control” means the direct or indirect power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise: provided, however, that the Company shall not be considered to be an Affiliate of a Shareholder or of an Affiliate of a Shareholder.

Agreement has the meaning set forth in the introductory paragraph.

Altima has the meaning set forth in the introductory paragraph.

Altima Shareholders has the meaning set forth in the Recitals.

Amended Bylaws has the meaning set forth in Section 2.1.

Arbitration Notice has the meaning set forth in Section 10.1(b).

Bankrupt Shareholder means any Shareholder: (a) that (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent or has entered against the Shareholder an order for relief in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for the Shareholder a reorganization, arrangement, composition, conciliation, readjustment, liquidation, dissolution, suspension of payments, or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Shareholder in a proceeding of the type described in Subsections (i) through (iv) of this Section (a), or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, Sindico, conciliator or liquidator of the Shareholder or of all or any substantial part of the Shareholder’s properties; or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, suspension of payments, or similar relief under any statute, law or regulation has been commenced and one hundred twenty (120) days have expired without dismissal or stay thereof or with respect to which, without the Shareholder’s consent or acquiescence, a trustee, receiver, Sindico, conciliator or liquidator of the Shareholder or of all or any substantial part of the Shareholder’s properties has been appointed and one hundred twenty (120) days have expired without the decree or order making such appointment having been vacated or stayed, or one hundred twenty (120) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Budget and Business Plan and Proposed Budget and Business Plan have the meanings set forth in Section 6.1(g).

Business has the meaning set forth in section 2.5.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which banks in Mexico are required or permitted by law to be closed.

Buyer has the meaning set forth in Section 9.3.

Buyout Closing has the meaning set forth in Section 9.4.

Buyout Event has the meaning set forth in Section 9.1.

Cash means U.S. dollars.

Closing has the meaning set forth in Section 3.5.

Closing Date has the meaning set forth in Section 3.5.

Change of Control means, with respect to any Shareholder, that any of the following events shall have occurred: (i) a Shareholder enters into an agreement to merge, consolidate or reorganize into or with another Person, and as a result less than 51% of the combined voting equity interest of the then outstanding equity interest of such Person immediately after such transaction will be held in the aggregate by holders of voting equity interests of the Shareholder immediately prior to such transaction; (ii) a Shareholder enters into an agreement to sell or otherwise transfer all or substantially all of its assets to another Person, and as a result of such sale or transfer less than 51% of the combined voting equity interest of the then outstanding equity interests of such Person immediately after such sale or transfer is held in the aggregate by holders of voting equity interests of the Shareholder immediately prior to such sale or transfer; or (iii) during any continuous 12-month period, holders of equity interests of a Shareholder sell or enter into agreements to sell to anyone other than the Shareholder equity interests of the Shareholder representing 50% or more of the combined voting power of the Shareholder at the beginning of such 12-month period.

Company has the meaning set forth in the introductory paragraph.

Company Agreements refers to this Agreement, the Distribution Agreement, the Sublicense Agreement, and Newco Services Agreement.

Company Financial Statements have the meaning set forth in Section 13.3.4.

Confidential Information has the meaning set forth in Section 3.5(b).

Contracts has the meaning set forth in Section 13.3.12.

Day means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the first succeeding Business Day.

Deadlock has the meaning set forth in Section 6.3.

Dispose, Disposing, or Disposition means, with respect to any asset (including Shares), a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of law, including the following: (a) in the case of an asset owned by an Entity, (i) a merger or consolidation of such Entity, (ii) a conversion of such Entity into another type of Entity, or (iii) a distribution of such asset in connection with the dissolution, liquidation, winding-up, or termination of such Entity (unless, in the case of dissolution, such Entity’s business is continued without the commencement of liquidation or winding-up); and (b) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

Disposing Shareholder has the meaning set forth in Section 8.3(a).

Dispute and Disputing Party have the meanings set forth in Section 10.1(a).

Dissolution Event has the meaning set forth in Section 11.1(a).

Distribution Agreement has the meaning set forth in Section 2.8.

Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of law.

Entity means any corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity, or other entity.

Exercise Notice has the meaning set forth in Section 8.3(a).

Fair Market Value has the meaning set forth in Section 9.3.

Fiscal Year means the calendar year.

Indemnification Provisions has the meaning set forth in Section 6.1(k).

Individual Shareholder has the meaning set forth in the Recitals.

Initiating Shareholder has the meaning set forth in Section 6.3(b)(i).

Intellectual Property Rights has the meaning set forth in Section 13.3.16.

Major Matters has the meanings set forth in Section 6.1(b).

Mexican Corporations Law means the Ley General de Sociedades Mercantiles of Mexico, as in effect from time to time.

Mexican Tax Laws means the Mexican fiscal code, the income tax laws, and other tax laws and regulations, as in effect from time to time.

Mexico means the United Mexican States.

Newco Services Agreement has the meaning set forth in the Recitals.

Outstanding means, with respect to shares of the Company’s capital stock, all shares that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

Parties has the meaning set forth in the introductory paragraph.

Person means any natural person or Entity.

Pro Rata, with respect to the Shareholders means in accordance with their relative number of shares of the Company’s capital stock.

Profit and Loss, for each calendar year of the Company (or other period for which Profit or Loss must be computed), means the Company’s taxable income or loss determined in accordance with the principles of the Mexican Tax Laws.

Purchasing Shareholder has the meanings set forth in Section 8.3(a).

Representative has the meaning set forth in Section 6.1(a) and (f).

Responding Shareholder has the meaning set forth in Section 6.3(b)(i) and 8.3(a) and 9.2.

Returns has the meaning set forth in Section 13.3.10.

Purchase and Sale Notice has the meaning set forth in Section 6.3(b)(i).

Representatives Meeting has the meaning set forth in Section 10.1

Second Notice has the meaning set forth in Section 6.3(b)(ii).

Seller has the meaning set forth in Section 9.3.

Shares means the Series A and B issued and outstanding representing the Company’s capital stock.

Shareholder and Shareholders means the holder or holders, as the case may be, of record of shares of outstanding capital stock of the Company.

Sublicense Agreement means the agreement between ADS Worldwide and the Company referred to in Section 2.2.

Taxes has the meaning set forth in Section 13.3.10.

Territory means México except for the States of Campeche, Chiapas, Quintana Roo, and Yucatan.

Transfer Notice has the meaning set forth in Section 8.3(a).

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Amended Bylaws. On or before the Closing Date, the Amended Bylaws of the Company, in the form set forth in Exhibit B, which will be attached hereto and made a part hereof, shall be adopted by the Shareholders to supersede any and all prior bylaws of the Company.

2.2 Sublicense Agreement. At the Closing, ADS Worldwide shall enter into a sublicense with the Company (the “Sublicense Agreement”) in the form set forth in Exhibit C which is attached hereto and made a part hereof, licensing the Company to use ADS Intellectual Property detailed in the Sublicense Agreement and in Section 6.4 hereof, including the registered trademark “ADS,” in the manufacturing, marketing, and distribution of corrugated plastic pipe, in the Territory

2.3 Name. On or before the Closing Date, the name of the Company shall be changed to “ADS Mexicana, S.A. de C.V.” or such other name as is selected by the Shareholders and authorized by the Secretariat of Foreign Affairs and all Company business shall be conducted in such name or such other name or names that comply with applicable law and as the Shareholders may designate from time to time, subject to the terms and conditions of the Sublicense Agreement and the limitations contained in Section 6.3(b)(vii).

2.4 Corporate Domicile; Registered Office; Legal Representatives; Principal Office; Other. The corporate domicile of the Company shall be Santa Catarina, Nuevo León, Mexico, or such other place as the Shareholders may designate. The registered office of the Company in Mexico shall be as the Shareholders may designate from time to time in the manner provided by law. The legal representatives of the Company will be persons designated by the Shareholders to act on behalf of the Company. The principal office of the Company shall be located in Monterrey, Nuevo León, Mexico, or at such other location within Mexico as the Shareholders may designate from time to time.

2.5 Purposes. The purpose and nature of the business shall be as set forth in the Bylaws and this Agreement (the “Business”). The Company shall not engage in any activities that would cause it to be treated as engaged in the conduct of a trade or business within the United States within the meaning of Section 864 of the U.S. Internal Revenue Code.

2.6 Term. The Company was incorporated on March 11, 1999, and shall continue in existence (i) as established in the Bylaws, or (ii) until such earlier date as the Company may terminate in accordance with the terms of this Agreement. Upon termination, the Company shall be resolved and liquidated in accordance with Article 11 hereof and the Mexican Corporations Law.

2.7 No Power to Bind Company or Other Shareholders; No Partnership.

(a) A Shareholder or Affiliate of a Shareholder may not take any action purporting to bind the Company, any other Shareholder, or its Affiliates, except as provided in this Agreement. By virtue of its execution of this Agreement and participation as the owner of a Company Security, none of the Shareholders is an agent, employee, contractor, vendor, representative, or partner of any other Shareholder or its Affiliates, and a Shareholder may not hold itself out as such.

(b) By virtue of its execution of this Agreement and ownership of a Company Security, no Shareholder shall be a partner or joint venturer of any other Shareholder for any purposes, and this Agreement shall not be deemed or construed to suggest otherwise.

2.8 Distribution Agreement. At the Closing, ADS Worldwide shall cause its wholly- owned subsidiary ADS International, Inc. (“ADS/I”) to enter into a distribution agreement with the Company (the “Distribution Agreement”) in the form set forth in Exhibit D which is attached hereto and made a part hereof pursuant to which the Company will become the exclusive distributor of ADS/I, ADS Worldwide, and ADS/P in the Territory, except for the States of Campeche, Chiapas, Quintana Roo, and Yucatan, all subject to the terms and conditions of the Distribution Agreement.

2.9 Formation of a Services Corporation. On or before the Closing Date, ADS Worldwide and Altima shall form a new corporation under the laws of Mexico (“Newco”) in which both parties shall have an equal interest. At the Closing, Newco and the Company shall enter into the Newco Services Agreement.

2.10 Opinions of Counsel. At the Closing, Asesores Corporativos, S.C., a Mexican law firm, as counsel to Altima and the Company, shall deliver to ADS Worldwide the opinions set forth in Exhibit E (I), and Squire, Sanders & Dempsey L.L.P., a United States of American law firm, as counsel to ADS Worldwide, ADSI and ADSP shall deliver to Altima the opinions set forth in Exhibit E (II).

ARTICLE 3

MATTERS RELATING TO SHAREHOLDERS

3.1 Shareholders; Capital.

(a) On or before the Closing, the Company shall have fixed capital of $1,000,000 Mexican Pesos, represented by 1,000 Series A common shares, and variable capital in the amount of $43,500,000.00 Mexican Pesos, represented by 43,500 Series B common shares, all owned by Altima, except for one share of Series A common share owned by IIM which will be transferred to

Altima upon Closing. Altima and IIM, shall have celebrated a shareholders’ meeting where they will have authorized an increase in the fixed capital of the Company in the amount of $1,000,000 Mexican Pesos, represented by 1,000 Series A common shares and an increase in the variable capital of the Company in the amount of $21,000,000 Mexican Pesos, represented by 21,000 Series B common shares. Altima and IIM shall invite ADS Worldwide to subscribe and pay at Closing for said capital increase as provided herein below. Altima and IIM shall have waived their corresponding preemptive right in accordance with the Bylaws of the Company.

(b) At the Closing, ADS Worldwide will subscribe for and pay in the manner hereinafter set forth 22,000 shares in the aggregate for Mexican Pesos $22’000,000.00 for 1,000 common Series A shares for Mexican Pesos $1,000,000 and 21,000 Series B common shares in exchange for $21’,000,000 Mexican Pesos. Furthermore, Altima shall sell to ADS Worldwide 11,250 Series B common shares representing the capital stock of the Company in exchange for $11’250,000.00 Mexican Pesos . In consideration for the subscription and purchase of the shares of the Company pursuant to this section, ADS Worldwide shall pay to Altima and the Company accordingly, as follows:

(i)	$19,000,000.00 Mexican Pesos at the Closing in exchange for 1,000 Series A shares and 18,000 Series B shares; and

(ii)	$1,500,000.00 U.S. dollars (the “Final Contribution”), 120 days following the Closing Date , or at such earlier dates as ADS Worldwide in its discretion selects; in exchange for 11,250 Series B common shares to be sold by Altima to ADS Worldwide at par value pursuant to a Stock Purchase and Sale Agreement in the form set forth in Exhibit I, which will be attached hereto and made a part hereof, and 3,000 Series B common shares at $1,000.00 Mexican Pesos par-value as additional capital increase. Should the Mexican Peso-Dollar exchange rate at the time of payment be less than 9.5 Mexican Pesos per $1.00US Dollar, the shortfall shall be covered by ADS Worldwide. Furthermore, should the Peso-Dollar exchange rate at the time of payment exceed $9.5 Mexican Pesos per $1.00US Dollar, the excess thereof shall be credited to the account of the Company denominated “premium on the subscription of shares” on the capital increase of the outstanding 3,000 shares.

(c) To accomplish the Company’s capital structure set forth in (a) and (b) above, on or before the Closing Date, the Company shall have taken all corporate action in compliance with its Bylaws and Mexican law for the amendment of the Bylaws as provided in this Agreement.

3.2 Issuance of Additional Securities; Preemptive Rights.

(a) The Shareholders shall have the authority to cause the Company to issue additional shares or options, rights, warrants, or any other type of equity security that the Company may lawfully issue, any unsecured or secured debt obligations of the Company convertible into any class or series of equity securities of the Company (collectively, “Company Securities”), for any Company purpose at any time or from time to time, to the Shareholders or to other Persons, in each case for such consideration and on such terms and conditions as shall be established by the Shareholders. The Shareholders may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties; and if such amendment is approved by the Shareholders in accordance with Section 6.1(b), then each Party hereto shall cause such amendment to be executed.

(b) If the Shareholders elect to cause the Company to issue additional Shares or other Company Securities, each Shareholder shall have the preemptive right to purchase any such Shares or Company Securities on the same terms and conditions as those on which they are to be issued by the Company to the extent necessary to maintain its Pro Rata position in effect immediately prior to such issuance; provide, however, that if any Shareholder elects not to exercise it preemptive rights to the fullest extent available, the other Shareholders shall have the Pro Rata right to purchase any Shares or Company Securities not being purchased by such Shareholder. If the Shareholders elect to cause the Company to issue Shares or other Company Securities for non-cash consideration, the Shareholders shall establish a cash equivalent price for purposes of such preemptive right, which cash equivalent price shall be based on the Shareholders determination of the fair market value of the non-cash consideration to be received for such Shares or Company Securities.

3.3 Information; Confidentiality

(a) In addition to the other rights specifically set forth in this Agreement, each Shareholder is entitled to all information to which that Shareholder is entitled to have access pursuant to the Mexican Corporations Law under the circumstances and subject to the conditions therein stated.

(b) With respect to any and all data, plans, proposals, or other material related to the design, construction, configuration, operation, or financing of the Business that has been or is hereafter developed by or provided to a Shareholder or any of its Affiliates by or on behalf of the Company or another Shareholder or Affiliate of a Shareholder in connection with the Business, whether provided before or after the date of execution this Agreement, including, without limitation, any evaluation material exchanged by the Shareholders for the purpose of accessing the feasibility and advisability of entering into this Agreement and forming the Company, “Confidential Information” each Shareholder shall, and shall cause its Affiliates to, use any such Confidential Information only with regard to the Business and not for any other purpose, and to hold such Confidential Information in strict confidence and not disclose same to any third party without the prior written consent of the Shareholders. Notwithstanding the foregoing, the obligation to hold such Confidential Information in strict confidence and not disclose same to any third party (as opposed to the obligation to use such Confidential Information only with regard to the Business and not for any other purpose) shall not apply to any disclosure:

(i)	of information that is in or enters the public domain through no fault of the receiving Person;

(ii)	of information that was in the possession of the receiving Person prior to its receipt of similar information from the Company or another Shareholder or an Affiliate of a Shareholder in connection with the Business;

(iii)	required by law, regulation, legal process, or order of any court or governmental body having jurisdiction;

(iv)	to a lender, provided that such Person has agreed in writing to be bound by use and confidentiality restrictions at least as restrictive as those set forth in this Section 3.3(b);

(v)	to directors, officers, employees or representatives of such Shareholder or an Affiliate of a Shareholder if each such Person has been informed of the obligations set forth in this Section 3.3(b) and such Person has agreed in writing to be bound by the confidentiality restrictions as those are set forth in this Section 3.3(b); or

(vi)	to governmental authorities in connection with obtaining permits, licenses or authorizations for the Business, provided that prior to any such disclosure the recipient is informed in writing that such information is Confidential Information and should be treated as such.

The Shareholders acknowledge that the harm that would be caused by a breach of this Section 3.3(b) would be difficult to calculate and would cause irreparable harm, and accordingly the Company, each Shareholder and its Affiliates shall be entitled to injunctive relief to compel compliance with the provisions of this Section 3.3(b). The provisions of this Section 3.3(b) are intended to benefit, and to be enforceable by, the Company, each Shareholder and its Affiliates. If a Shareholder ceases to be a Shareholder, the provisions of this Section 3.3(b) shall continue to be binding upon such Shareholder for a period of two (2) years following the date on which such Shareholder ceased to be a Shareholder.

3.4 Liability to Third Parties. No Shareholder shall be liable for the debts, obligations or liabilities of the Company beyond the limit of its capital commitment contained in Section 3.1 solely by reason of being a Shareholder.

3.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Santamarina y Steta, S.C., at Batallon de San Patricio 111-1102, Col. Valle Oriente, 66269 Garza Garcia, N.L., commencing at 9:00 am. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than August 7, 2000 (the “Termination Date”), and if the Closing has not occurred on or prior to the Termination Date, any Party may terminate this Agreement without any liability or obligation to any other Party except for such obligations set forth in Section 3.3(b) and 6.4 of this Agreement.

At the Closing, (i) Altima and the Company will deliver to ADS Worldwide the various certificates, instruments, and documents referred to in Section 13.19.1 below, (ii) ADS Worldwide will deliver to Altima and the Company the various certificates, instruments, and documents referred to in Section 13.19.2 below, (iii) the Company will deliver to ADS Worldwide stock certificates representing all of the shares subscribed and paid at the Closing, and (iv) ADS Worldwide will deliver to the Company or Altima, as applicable the consideration specified in Section 3.1(b)(i) above against delivery of the corresponding share certificates. Furthermore, as provided in Section 3.1 (b), the Company will deliver the remaining 3,000 Series B shares to ADS Worldwide against payment of its subscription value and Altima will deliver the 11,250 Series B shares to ADS Worldwide against payment of the purchase price thereof.

ARTICLE 4

CAPITAL CONTRIBUTIONS

AND STOCKHOLDER LOANS

4.1 No Capital Contributions. Except as authorized by the Shareholders pursuant to Section 6.1(b), no Shareholder shall be required to make any capital contributions to the Company.

4.2 Shareholder Loans. If a Shareholder shall loan any funds to the Company the amount of such loan shall be an obligation of the Company to such Shareholder payable in accordance with the terms of such loan and, in the event distributions are made in accordance with Section 11.2, shall be payable as provided in Section 11.2(c) along with other debts of the Company.

4.3 Company Loan Guaranties. If ADS Worldwide and Altima agree, third party loan’s to the Company shall be guaranteed by them in accordance with their interest in the Company.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Distributions of Dividends.

(a) During 2000 and 2001 no dividends shall be distributed to Shareholders unless the Shareholders determine otherwise. Thereafter, except as provided in Section 5.1(b), at least 50% of net income (as such term is calculated in accordance with Mexican Generally Accepted

Accounting Principles (“Mexican GAAP”) after payment of income taxes and the mandatory 10% profit sharing distribution to employees, if any) with respect to each year during the term hereof shall be distributed as a dividend to the Shareholders on a Pro Rata basis on or before the 120th Day following the end of such year unless otherwise agreed by the Shareholders.

(b) No provision of this Article 5 shall require any distribution of cash if and to the extent such distribution would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or to which its assets are subject.

5.2 Distributions on Dissolution and Winding Up. Upon the dissolution and winding up of the Company, all available proceeds distributable to the Shareholders as determined under Section 11.2 shall be distributed to all Shareholders on a Pro Rata basis.

ARTICLE 6

MANAGEMENT AND OPERATION OF BUSINESS

6.1 Shareholders Actions; Board of Directors.

(a) Powers and Authority. All power and authority with respect to the management of the business and affairs of the Company shall be vested in the Board of Directors, subject to the approval of all Major Matters, as provided in Section 6.1(b).

(b) Major Matters. The granting by the Board of Directors or the Shareholders Meeting, as the case may be or, of any approval or the taking by the Board of Directors or the Shareholders Meeting, as the case may be, of any action, or the failure to take action, as the case may be, in connection with or relating to the following matters (“Major Matters” and separately “Major Matter”), shall require approval of all of the Shareholders or of the Board of Directors, as the case may be:

(i)	the approval of the annual Budget and Business Plan and amendments to the annual Budget and Business Plan and any change in the distribution of dividends;

(ii)	the issuance of bonds, debentures, negotiable obligations or other similar instruments of debt, or the obtaining of any loan from any Person including loans from a Shareholder, other than current loans (less than 90 days) and the decision to draw on any line of credit;

(iii)	the issuance of Company Securities or acceptance of any capital contribution;

(iv)	the selection or removal of the controller, general manager, legal counsel and independent auditor of the Company, with respect to the later of which would be selected from among the top five leading accounting firms of internationally recognized standards and having offices in Monterrey;

(v)	the approval of any acquisition, merger, consolidation, joint venture or other business combination of the Company within the context of the foregoing or partnership arrangement between the Company and any third party;

(vi)	the approval of any transaction (including any lease or amendment thereto) between the Company and any of the parties hereto or their respective Affiliates;

(vii)	the guarantee by the Company of any obligations of any third parties;

(viii)	the approval of the sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of substantially all of the assets of the Company;

(ix)	the approval of any material transaction (meaning a transaction involving more than $100,000.00 U.S.), including any lease or amendment thereto between the Company and any third party, other than the purchase of materials and supplies and the sale of corrugated plastic pipe in the ordinary cause of business;

(x)	the determination of the number of members of the Board of Directors;

(xi)	any amendment of this Agreement, the Company’s Bylaws or of the Indemnification Provisions and the cancellation of any directors and officers liability insurance policy;

(xii)	the conduct by the Company of any business other than that contemplated by the Recitals and Section 2.5;

(xiii)	the increase, reduction and/or redemption of stock or capital of the Company.

(c) Action in Writing. All actions of the Shareholders shall be taken in writing. An action of the Shareholders shall be effective when signed by all Shareholders. No meeting shall be required, except as required by the Mexican Corporations Law.

(d) Board of Directors. On the Closing Date the Shareholders shall appoint a Board of Directors as provided in the Bylaws. The Board of Directors shall consist of an even number of persons, not less than six (6) and not more than ten (10), the actual number to be as agreed by the Shareholders. In the absence of such agreement the number shall be six (6). Each Shareholder shall designate the persons serving on the Board of Directors, with each Shareholder designating an equal number of persons. On the Closing Date, each Shareholder shall appoint an equal number of alternates and shall notify each other of their respective appointments. The Board of Directors shall act by a majority vote of all members or their respective alternates, without a tie- breaking vote (sin voto de calidad). The Board of Directors shall hold at least four (4) meetings per year, two (2) in Monterrey, Mexico, including its metropolitan area and two (2) in Dallas, Texas, including its metropolitan area, unless otherwise decided by the Board of Directors (which meetings may take place by means of a conference telephone or video conference or other similar communications equipment as provided in Section 6.1(h), or such other number of meetings as the Board of Directors shall deem advisable, to discuss and make decisions with respect to strategic issues, financial results, performance evaluation, the Proposed Budget and Business Plan, and prepare and deliver reports to the Shareholders, in such format and with such information as is determined by the Shareholders.

(e) Authority of Board of Directors. In connection with the management of the business and affairs of the Company, the Board of Directors may (except for the matters reserved for decision by the Shareholders as provided in Section 6.1(b)) or applicable law, have full power and authority to do all things and on such terms as it, the Board of Directors, in its sole discretion, may deem necessary or appropriate to conduct the business of the Company.

(f) Officers. A majority of all members of the Board of Directors shall appoint and may remove a Chairman of the Board of Directors and a Secretary of the Board of Directors may or may not be selected from among the board members. Unless a majority of all members of the Board of Directors determines otherwise: (i) all members shall elect as Chairman of the Board of Directors for 2000 and each even year thereafter a member nominated by Altima from among the members appointed by Altima and as Secretary of the Board of Directors for 2000 and each even year thereafter a member nominated by ADS Worldwide from among the members appointed by ADS Worldwide, and (ii) all members shall elect as Chairman of the Board of Directors for 2001 and each odd year thereafter a member nominated by ADS Worldwide from among the members appointed by ADS Worldwide and as Secretary of the Board of Directors for 2001 and each odd year thereafter a member nominated by Altima from among the members appointed by Altima. In addition to the Controller and General Manager, who shall be appointed by the Shareholders, there shall be such other officers, if any, of the Company as the Board of Directors shall from time to time determine.

(g) Budget and Business Plan. On or before the Closing Date, the Shareholders shall adopt the Budget and Business Plan for the Company for the year 2000 in the form set forth in Exhibit G which will be attached hereto and made a part hereof. Not less than forty-five (45) days prior to the start of each Fiscal Year thereafter, the Board of Directors shall deliver to the Shareholders a proposed annual operating, investment and capital expenditure budget setting forth in reasonable detail the anticipated revenues and expenses of the Company for the ensuing Fiscal Year, including revenues, fixed expenses, variable expenses and capital expenditures and proposed cash distributions (the “Proposed Budget and Business Plan”). Not less than thirty (30) days prior to the start of the Fiscal Year, the Shareholders shall propose such changes, modifications, additions or deletions to the Proposed Budget and Business Plan as they deem appropriate. After making such changes the final form of annual budget and business plan (the “Budget and Business Plan”) shall, prior to the start of the Fiscal Year, be adopted by the Shareholders as provided in Section 6(b)(i). The officers of the Company shall be authorized to conduct the operations of the Company in accordance with the Budget and Business Plan then in effect.

(h) Action Without a Meeting; Telephone or Video Conference Meeting. Any action required or permitted to be taken at any meeting of the Shareholders or Board of Directors may be taken without a meeting, and without prior notice, if a consent or consents in writing, setting forth the action so taken, shall be signed by all Shareholders or Directors, as the case may be. Subject to the requirement for notice of such meetings, Shareholders or Directors may participate in a meeting by means of a conference telephone or video conference or other similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened.

(i) Proxies. Each Shareholder may grant a proxy to vote to another member appointed by the same Shareholder.

(j) No Compensation. Unless otherwise approved by the Shareholders Meeting, the members of the Board of Directors shall not be compensated by the Company for their services in such capacity on the Board of Directors, but shall be entitled to reimbursement for reasonable travel expenses in attending meetings of the Board of Directors.

(k) Indemnification and Insurance. The Company shall indemnify the Chairman, Secretary, and each Director pursuant to the indemnification provisions in the form (the “Indemnification Provisions”) set forth in Exhibit F which is attached hereto and made a part hereof and which shall, contemporaneously with the execution of this Agreement, be adopted by all of the Shareholders. As promptly as possible following the Closing, the Company shall purchase and thereafter maintain directors and officers liability insurance with an insurance company qualified to do business in Mexico, in such amounts and with such insurance company as the Shareholders Meeting shall determine from time to time.

6.2 Nature of the Relationship.

(a) Except as otherwise provided in Section 6.2(c), nothing contained in this Agreement shall be construed as restricting in any way the right and ability of the Shareholders or Affiliates of the Shareholders at any time and from time to time to engage in and possess interest in other business ventures of any and every type and description, independently or with others.

(b) Each Shareholder expressly acknowledges and agrees that its relationship to the Company and to each other Shareholder to the extent established by virtue of its execution of this Agreement and participation in the Company as the owner of Shares, is strictly contractual in nature and is not that of partners or joint venturers, except as expressly contemplated in this Agreement or the Bylaws.

(c) As long as Altima is a Shareholder of the Company it shall not compete with the Company in connection with the manufacturing or sale of high-density polyethylene pipe in the Territory.

(d) As long as an Altima Shareholder is a shareholder of Altima or an officer or director of Altima or the Company it shall not compete with the Company in connection with the manufacturing or sale of high-density polyethylene pipe in the Territory.

(e) As long as ADS Worldwide is a shareholder of the Company and the License Agreement and the Distribution Agreement are in full force and effect, neither ADS Worldwide nor ADS/P nor ADS/I nor any of their Affiliates (which for purposes of this Agreement shall not include ADS Centroamerica, Ltda de C.V.) shall compete with the Company in connection with the manufacturing or sale of corrugated plastic pipe in the Territory.

(f) As used in Section 6.2(c), (d), and (e), above, “compete with” means owning an interest in, or being a shareholder or partner of, a business enterprise which competes with the Company in connection with the manufacturing or sale of corrugated plastic pipe in the Territory, and with respect to an individual, also include serving as an officer, director, employee or consultant to a business enterprise which compete with the Company in connection with the manufacturing or sale of corrugated plastic pipe in the Territory. The provisions of Section 6.2 (e) shall not apply to ADS Worldwide, ADS/P, ADS/I or any of their Affiliates with respect to its interest in ADS Centroamerica, Ltda de C.V. and to Adolfo Galán Romo and his companies Polidrain Mexicana, S.A. de C.V., Fabricación de Piezas Especiales, S.A. de C.V and Tubería y Conexiones, S.A. de C.V., except with respect to the manufacturing or sale of corrugated plastic pipe in the Territory.

6.3 Deadlock Resolution. In the event the Shareholders or the Board of Directors as the case may be, cannot agree on, including but not limited to a Major Matter (as provided in Section 6.1(b)) or if any of the parties breach any provision of the Distribution, Sublicense and Non-competition provisions set forth in section 6.2 above or any such agreements or provisions are terminated; or fail, after requirement of a Shareholder or the Board of Directors, as the case may be, to take action on a Major Matter or any such agreement or provision (each such situation being herein referred to as a “Deadlock”), then any Shareholder or the Board of Directors, as the case may be, shall have the right to invoke the following procedures:

(a) any Shareholder may, by notice to the other Shareholders, request that the Deadlock be resolved, and the Shareholders shall negotiate in good faith to resolve such Deadlock.

(b) if the Shareholders shall not have resolved such Deadlock within thirty (30) days after the notice referred to in Section 6.3(a), then

(i)	Any Shareholder (the “Initiating Shareholder”) shall have the right to initiate the procedure described in this Section 6.3(b) by delivering to the other Shareholder (the “Responding Shareholder”) a notice (the “Purchase and Sale Notice”) designating the per-share price at which such Initiating Shareholder would be willing to sell all, but not less than all, of its Shares or to buy all, but not less than all, of the Responding Shareholder’s Shares.

(ii)	The Responding Shareholder shall, by delivery of notice (the “Second Notice”) given to the Initiating Shareholder within forty-five (45) Days after the giving of the Purchase and Sale Notice, elect to buy all, but not a part, of the Shares of the Initiating Shareholder or sell all, but not a part, of the Shares of the Responding Shareholder, for the designated per-share price. If the Responding Shareholder fails to deliver the Second Notice prior to the expiration of such fifteen (45) Day period, the Responding Shareholder shall be deemed to have elected to sell all, but not a part, of the Shares of the Responding Shareholder, for the designated per-share price.

(iii)	On the purchase date (which date shall be selected by the purchasing party but in no event later than ninety (90) days after the Purchase and Sale Notice or, if later, the fifth (5th) Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase, if any) at the offices of Arthur Andersen & Co., LLP, in Dallas, Texas (or such other location or date as may be agreed upon by the selling Shareholder and the purchasing Shareholder), the selling Shareholder shall sell, and the purchasing Shareholder shall purchase, the selling Shareholder’s Shares for the designated price, which shall be payable in cash. On the purchase date (A) the selling Shareholder shall execute and deliver to the purchasing Shareholder and if applicable the purchaser Shareholder assignee (i) an assignment of the Shares by endorsement thereof, in form and substance reasonably acceptable to the purchasing Shareholder and (ii) any other installments reasonably requested by the purchasing Shareholder to give effect to the purchase, and (B) the purchasing Shareholder shall deliver to the selling Shareholder the purchase price specified in the Purchase and Sale Notice in immediately available funds, subject to the offset referenced to in Section 6.3(b)(vii).

(iv)	The purchasing and selling Shareholders shall cooperate with each other with respect to any purchase and sale pursuant to this Section 6.3, and shall act in a manner so as to effect an efficient continuation of the business and affairs of the Company.

(v)	The purchasing Shareholder may assign to one of its Affiliates the right to purchase all or part of the Shares being sold pursuant to this Section 6.3.

(vi)	If the purchasing party shall fail to complete its acquisition of the applicable Shares pursuant to this Section 6.3 for any reason other than the breach by the selling Shareholder of any of its obligations hereunder, the selling Shareholder may elect (A) to purchase the purchasing Shareholder’s Shares for a purchase price equal to 90% of the designated purchase price, with the closing of the purchase and sale of such Shares to take place within fifteen (15) Days after notice is given by the selling Shareholder to the purchasing Shareholder of its election to apply this provision, which notice must be given within ten (10) Days of such failure by the purchasing Shareholder or (B) to cancel the Purchase and Sale Notice or the Second Notice, as the case may be, or (C) notify the other Shareholder of the selling Shareholders decision to liquidate the Company pursuant to the provisions of Section 11.1(a)(iii).

(vii)	If the selling Shareholder is ADS Worldwide (or its successor), the Company and the purchasing Shareholder and, if applicable, its assignee, shall negotiate and enter into a royalty licensing agreement with ADS Worldwide for the use of all ADS Intellectual Property necessary to fulfill any written agreements contracted by the Company in the ordinary course of business existing as of the effective date of ADS Worldwide sale of its interest in the Company and if there were any excess inventory after giving effect to the foregoing provision, ADS Worldwide (or its successor) shall immediately purchase from the Company and the Company shall sell to ADS Worldwide all pipe containing any marks constituting ADS Intellectual Property, at a cash price equal to the Company’s cost (less book depreciation) to be offset at the closing referred to above against any amount payable to ADS Worldwide (or its successor) under Section 6.3(b)(iii), and the name of the Company, if authorized to include the word ADS, shall be changed effective as of the date of the sale of ADS Worldwide interest in the Company pursuant to Section 6.3 to eliminate any direct or indirect reference to “ADS” or “Advanced Drainage Systems”.

6.4 ADS Intellectual Property. The parties agree that all name, tradename, logo, trademark and/or service mark rights with respect to the name, mark and/or words — ADS, Advanced Drainage Systems, N-12, The Green Stripe – in Mexico or any other country (“ADS Intellectual Property”) shall be the property of ADS/P. Accordingly, any usage by the Company thereof either prior hereto or hereafter shall accrue to the benefit of ADS/P and any registration applications or registrations or other rights thereto (except in the case of technology that is not related to ADS Intellectual Property) in Mexico of the Company shall be assigned to ADS/P promptly following the execution of this Agreement, subject to usage by ADS Worldwide and the Company only in Mexico pursuant to certain licensing agreements entered into between ADS/P and ADS Worldwide and the

Sublicense to be entered into between ADS Worldwide and the Sublicense to be entered into between ADS Worldwide and the Company. All rights hereafter to register or otherwise assert rights to and/or protect the same shall be possessed ADS/P and ADS Worldwide and both Altima and the Company shall apply their best efforts to assist ADS/P and ADS Worldwide in exercising such rights.

ARTICLE 7

TAXES

The Company shall prepare and timely file all tax returns required to be filed by the Company. The Company shall deliver a copy of each such Company return to the Shareholder on or before ten (10) Days following the due date of any such return. The Company shall bear the cost of the preparation and filing of its returns.

ARTICLE 8

DISPOSITION OF SHARES

8.1 General Restrictions. A Shareholder may not Dispose of or Encumber all or any portion of its shares in the Company (the “Company Shares”); ADS/P may not Dispose of or Encumber all or any portion of its shares in ADS Worldwide (the “ADSW Shares”); and an Altima Shareholder may not Dispose of or Encumber all or any portion of its shares in Altima (the “Altima Shares”); except in strict accordance with this Article 8, subject to the Deadlock provisions set forth in Section 6.3(b) hereof. Any attempted Disposition or Encumbrance of all or any portion of the Company Shares or Altima Shares, other than in strict accordance with this Article 8, shall be, and is hereby declared, null and void ab initio. The Shareholders, ADS/P and the Altima Shareholders agree that breach of the provisions of this Article 8 may cause irreparable injury to the Company or the other Shareholders for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Shareholder to comply with such provisions, and (ii) the uniqueness of the Company business and the relationship among the Shareholders. Accordingly, the Shareholders, ADS/P and the Altima Shareholders agree that the provisions of this Article 8 may be enforced by specific performance.

8.2 Dispositions of Shares. A Shareholder may only Dispose of or Encumber all or any portion of the Company Shares, ADS/P may only Dispose of or Encumber all or any portion of its ADSW Shares and an Altima Shareholder may only Dispose of or Encumber all or any portion of its Altima Shares, with the approval of all the members of the Board of Directors (which approval may be withheld or granted in the sole discretion of each such member of the Board of Directors). A Shareholder may not make any disposition of less than all of its Company Shares and such disposition may only be for cash and only to a single Assignee. Notwithstanding the foregoing in Section 8.1 and this Section 8.2, the approval of all of the members of the Board of Directors is not necessary in order for a Shareholder, ADS/P or an Altima Shareholder to Dispose of or Encumber any or all of its Company Shares, ADSW shares or Altima Shares, as applicable, so long as such Disposition or Encumbrance is made to another Shareholder, an Affiliate of ADS/P or an Altima Shareholder, as applicable, provided, however, the other provisions of this Article 8 remain applicable to any such Disposition or Encumbrance.

8.3 Preferential Purchase Right.

(a) Procedure. In addition to the requirements of Section 8.2, should any Shareholder at any time desire to Dispose of all of its shares, then such Shareholder (the “Disposing Shareholder”) shall promptly give notice thereof (the “Transfer Notice”) to the Board of Directors of the Company and the other Shareholder (the “Responding Shareholder”). The Transfer Notice shall set forth all relevant information with respect to the proposed Disposition, including the name and address of the prospective acquirer and the purchase price in cash, and any other terms and conditions of the proposed Disposition. The Responding Shareholders shall have the preferential right to acquire such shares for the same purchase price, and on the same terms and conditions, as are set forth in the Transfer Notice. The Responding Shareholder shall have thirty (30) Days following its receipt of the Transfer Notice in which to notify the Disposing Shareholder whether the Responding Shareholder desires to exercise its preferential right or to designate its Assignee. (A notice in which a Shareholder exercises such right to purchase is referred to herein as an “Exercise Notice” and a Shareholder that delivers an Exercise Notice is referred to herein as a “Purchasing Shareholder”). A Shareholder that does not respond during the applicable period shall be deemed to have waived such right to purchase or designate its Assignee with respect to the Transfer Notice. A Shareholder waiver of its preferential right to purchase the shares shall be invalid, and the procedure set forth in this Section shall commence anew, if the Disposing Shareholder modifies any of the terms and conditions of the Transfer Notice that was the basis for the Responding Shareholder’s waiver.

(b) Assignment to Affiliate. The Purchasing Shareholder may assign to one of its Affiliates the right to purchase all or part of the shares being sold pursuant to this Article 8.

(c) Disposition Closing. If the preferential right to purchase is exercised in accordance with Section 8.3(a), the closing of such purchase (the “Disposition Closing”) shall occur at the offices of Arthur Andersen & Co., LLP, in Dallas, Texas, on the thirtieth (30th) Day after the expiration of the preferential right period (or, if later, the fifth (5th) Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase, if any), unless the Disposing Shareholder and the Purchasing Shareholder agree upon a different place or date. At the Disposition Closing, (A) the Disposing Shareholder shall execute and deliver to the Purchasing Shareholder and if applicable the Purchasing Shareholder’s assignee (i) an assignment of the shares described in the Transfer Notice, in form and substance reasonably acceptable to the Purchasing Shareholder and (ii) any other instruments reasonably requested by the Purchasing Shareholder to give effect to the purchase, and (B) the Purchasing Shareholder shall deliver to the Disposing Shareholder the purchase price specified in the Disposition Notice in immediately available funds, subject to the offset referred to in Section 8.3(d), if applicable.

(d) ADS Worldwide as Disposing Shareholder. If the Disposing Shareholder is ADS Worldwide (or its successor) and an Exercise Notice is delivered, the provisions of Section 6.3(b)(vii) shall be applicable.

(e) Waiver of Preferential Right. If the Responding Shareholder does not deliver an Exercise Notice or the appointment of its Assignee prior to the deadline therefor set forth in Section 8.3(a), then the Disposing Shareholder shall have the right, subject to compliance with the provisions of this Article 8, to Dispose of the shares described in the Transfer Notice to the proposed Assignee strictly in accordance with the terms of the Transfer Notice for a period of (60) Days after the expiration of the preferential right period. If, however, the Disposing Shareholder fails so to Dispose of the interest within such sixty (60) Day period, the proposed Disposition shall again become subject to the preferential right set forth in this Section 8.3.

8.4 Requirements Applicable to All Dispositions and Admissions. In addition to the requirements set forth in Section 8.2 or 8.3, any Disposition of shares shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a) Disposition Documents. The following documents must be delivered to the Responding Shareholder and must be satisfactory, in form and substance, to the Responding Shareholder:

(i)	A copy of the instrument pursuant to which the Disposition is effected.

(ii)	An instrument, executed by the Disposing Shareholder and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 8.4(a)(i):

(A)	the notice address of the Assignee;

(B)	the Assignee’s ratification of this Agreement and agreement to be bound by it;

(C)	its confirmation that representations and warranties similar, in the reasonable judgment of the Responding Shareholder, to those contained in Section 13.2 are true and correct with respect to it; and

(D)	representations and warranties by the Disposing Shareholder and its Assignee (1) that the Disposition, is being made in accordance with all applicable law, and (2) that the matters set forth in Sections 8.4(a)(i) and (ii) are true and correct.

(E)	The endorsed share certificates.

(b) Payment of Expenses. The Disposing Shareholder and its Assignee, and/or the Responding Shareholder, as the case may be shall each promptly pay, or reimburse the Company for, all costs and expenses incurred by the Company in connection with the Disposition, on or before the tenth (10th) Day after the receipt by that Person of the Company’s invoice for the amount due.

(c) Effective Date. Each Disposition complying with the provisions of this Article 8 is effective as of the Day in which all of the requirements of this Section 8.4 have been met.

8.5 Encumbrances of Shares. A Shareholder may not Encumber all or any portion of its shares without the consent of all of the Shareholders, except in connection with an increase of capital of the Company previously agreed by the Shareholders in connection with Section 6.1 (b) (iii). If the Shareholders consent to the creation by a Shareholder of an Encumbrance on its shares or in connection with a capital increase of the Company in connection with Section 6.1 (b) (iii), the Shareholder effecting such Encumbrance shall ensure that the applicable secured party (i) acknowledges the rights of the Shareholders under Section 8.3 and Article 9 and (ii) agrees to allow the exercise of such rights prior to any foreclosure by such secured party or its assignees on the shares subject to such Encumbrance.

ARTICLE 9

BUYOUT OPTION

9.1 Buyout Events. This Article 9 shall apply to any of the following events (each a “Buyout Event”):

(a)	a Shareholder shall dissolve or become Bankrupt;

(b)	a Shareholder, ADS Worldwide or the Altima Shareholders, their respective heirs, legal representatives, successors, and assigns; shall be the subject of a Change of Control;

In each case, the Shareholder with respect to whom a Buyout Event has occurred is referred to herein as the “Affected Shareholder.”

9.2 Procedure for Shareholder-Related Buyout Events. If a Shareholder shall suffer a Buyout Event, the Affected Shareholder (or its representative) shall promptly give notice thereof to the Board of Directors of the Company and the other Shareholder (the “Responding Shareholder”). Upon the occurrence of a Buyout Event with respect to a Shareholder, the Responding Shareholder shall have the option to acquire the Shares of the Affected Shareholder or to cause the liquidation of the Company pursuant to the provisions of Section 11.1(a)(iii). The Responding Shareholder may exercise such rights by notifying the Affected Shareholder (or its representative) and the Board of Directors of the Company of the exercise of such option or to cause such liquidation, within thirty (30) Days following the later of the occurrence of such Buyout Event and the receipt by the Responding Shareholder of the Affected Shareholder’s notice as required by the first sentence of this Section 9.2, (the “Option Period”).

9.3 Purchase Price. The Person that is required to sell its Shares pursuant to this Article 9 is referred to herein as the “Seller”, and the Person that exercise a right to purchase Shares pursuant to this Article 9 is referred to herein as the “Buyer” The purchase price for Shares being purchased pursuant to this Article 9 shall be determined as provided in this Section 9.3. The Seller and the Buyer shall attempt to agree upon the fair market value of the applicable Shares If those Persons do not reach such agreement on or before the thirtieth (30th) Day following the expiration of the Company Option Period (or the thirtieth (30th) Day following the date on which the Buyer exercised or waived its Option, if applicable), any such Person, by notice to the other, may require the determination of fair market value to be made by any of the top five leading accounting firms of internationally recognized standards and having offices in Monterrey. Following the determination of fair market value (the “Fair Market Value”), the Purchase Price shall be determined and paid in accordance with the following procedures:

(a) the Purchase Price shall be the Fair Market Value;

(b) the Buyer may assign to one of its Affiliates the right to purchase part or all of the Shares being sold pursuant to this Article 9;

(c) at the closing, as defined in section 9.4 below, the Buyer shall pay the Seller the Purchase Price in cash. The payment to the Seller pursuant to this Article 9 shall be in complete liquidation and satisfaction of all the rights and interest of the Seller (and of all Persons claiming by, through, or under the Seller) in and in respect of the Company, including any rights against the Company and (insofar as the affairs of the Company are concerned) against the other Shareholder.

(d) if the Seller is ADS Worldwide (or its successor) the provisions of Section 6.3(b)(vii) shall be applicable.

9.4 Buyout Closing. If an option to purchase is exercised in accordance with the other provisions of this Article 9, the closing of such purchase (the “Buyout Closing”) shall occur at the offices of Arthur Andersen & Co., LLP in Dallas, Texas, on the thirtieth (30th) Day after the determination of the Fair Market Value pursuant to Section 9.3 (or, if later, the fifth (5th) Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase, if any), unless the parties to such closing agree upon a different place or date. At the Buyout Closing, (a) the Seller shall execute and deliver to the Buyer and, if applicable, the Buyer’s assignee (i) an assignment of the Seller’s Shares, in form and substance reasonably acceptable to the Buyer, and (ii) any other instruments reasonably requested by the Buyer to give effect to the purchase, including the share certificates duly endorsed; and (b) the Buyer shall deliver to the Seller the Purchase Price in immediately available funds, subject to the offset referred to in Section 6.3(b)(vii) if the Seller is ADS Worldwide (or its successor).

ARTICLE 10

ARBITRATION

10.1 Submission of Disputes to Arbitration.

(a) Any dispute, deadlock, controversy or claim arising out of, relating to or in connection with this Agreement or the Company’s Bylaws, including any question regarding the existence, validity or termination, or a breach of this Agreement (hereafter, each such dispute, deadlock or controversy or claim a “Dispute”) shall be submitted to a senior management representative of ADS Worldwide and a senior management representative of Altima to attempt to reach an amicable resolution. With respect to a particular Dispute, each Person that is a party to such Dispute is referred to herein as a “Disputing Party”. A Disputing Party shall give written notice to the other parties hereto of the existence of such Dispute and of the Disputing Party’s desire to have such senior management representatives meet to resolve the Dispute (the “Representatives Meeting”). Such notice shall set forth (in English and Spanish) a brief description of the nature of the Dispute to be considered. The parties hereby agree to schedule the Representatives Meeting within thirty (30) Days after the date of the request. The Representatives Meeting shall be held in Dallas, Texas U.S.A., or any other location that the parties may agree upon. Each party may be accompanied to the Representatives Meeting by one other individual and also by a translator (who may also be an advisor or representative). No later than five (5) Business Days before the date scheduled for the Representatives Meeting, each party shall submit to the other a statement (in English and Spanish) of such party’s position, together with an acceptable proposed resolution.

(b) If the parties fail to hold the Representatives Meeting within thirty (30) Days of the date of the request for such meeting, or a Dispute is not resolved within fifteen (15) Days following such meeting, then the Dispute shall be finally settled (without appeal or review) by international arbitration under and in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement (the “Rules”). A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto and to the AAA within twenty (20) Days of the date on which the Representative Meeting was held (or if no meeting was held, within thirty-five (35) Days of the date of the request for a Representative Meeting). Any party who fails to commence an arbitration within the foregoing periods shall be deemed to have waived any of its affirmative rights and claims in connection with the Dispute and shall be barred from asserting such rights and claims in connection with the Dispute and shall be barred from asserting such rights and claims at any time thereafter. The parties intend for speedy dispute resolution. The parties shall have thirty (30) Days from another party’s notice of such a request for arbitration to designate the arbitrators for the dispute.

10.2 Conduct of Arbitration.

(a) The arbitration shall be conducted at the offices of Arthur Andersen & Co., LLP in Dallas, Texas, or at any other place the Parties may agree upon in writing. Each of the parties shall designate one arbitrator, and the two designated arbitrators shall in turn choose a third arbitrator, who shall also be the chairman of the panel. The AAA shall confirm the appointment of the third arbitrator. If one of the parties appoints an arbitrator but the other party fails to nominate its arbitrator within the thirty (30) day period specified above, then the appointment of the second arbitrator shall be made by the AAA upon the request of the other party; and if the appointed arbitrators shall fail to appoint the third arbitrator within thirty (30) days after the date of appointment of the most recently appointed arbitrator, the third arbitrator shall be appointed by the AAA upon the request of either party. In connection with any such arbitration, the arbitrators shall construe this Agreement in a manner consistent with the choice of law provisions set forth in Section 13.11. The arbitrators shall endeavor to notify any Disputing Party not present of any adjournment to other dates or places; however, the proceedings may continue in the absence of any Disputing Party that has received notice of the date, the time, and the place of the initial session of the hearing. All hearings shall be conducted in English, unless the parties agree to use a different language, but at all times the Parties agree to provide simultaneous translation to the Parties’ language of origin.

(b) The parties to the arbitration agree to pay on an equal share basis the fees and expenses of the arbitration proceeding, including the arbitrators and AAA.

(c) The arbitrators shall be bilingual, having good command of both Spanish and English. The arbitration shall be conducted under and in accordance with the Rules, which Rules are deemed to be incorporated by reference to this Section. To the extent any inconsistency between this Section and the Rules exists, the provisions of this Section shall govern. The arbitrators shall have the authority to grant prejudgment injunctive or interim relief. Direct testimony may be submitted by sworn affidavit, written question and answer or oral testimony. Reasonable discovery shall be permitted. The decision of the arbitrators shall be rendered as expeditiously as possible from the appointment of the last arbitrator. Any award shall be in writing in the English language (and shall be accompanied by a Spanish translation for information purposes) and shall state the reasons and contain reference to the legal grounds upon which it is based. The award may be made public only with the written consent of all parties to the arbitration, provided, however that any ruling or award, final or otherwise, may be cited in any subsequent dispute. The arbitrators shall neither have nor exercise any power to act as amicable compositeur or decide ex aequo et bono; or to award special, exemplary, indirect, consequential or punitive damages.

(d) The decisions of the arbitrators are final and binding on all Disputing Parties and are not subject to appeal. The decisions of the arbitrators may be enforced in any court of competent jurisdiction, and the Disputing Parties authorize any such court to enter judgment on the arbitrators’ decisions.

(e) Pending the outcome of any arbitration conducted pursuant to this Article 10 the Shareholders shall be obligated to continue to perform their respective obligations hereunder.

(f) Each of the Disputing Parties hereby undertakes to carry out without delay the provisions of any arbitration award or decision.

10.3 Exclusivity. Except as expressly provided herein to the contrary, each party agrees that arbitration under this Article 10 is the exclusive method for resolving any Dispute and that it will not commence an action or proceeding based on a Dispute, except to enforce arbitrators’ decisions as provided in this Article 10 or to compel the other Shareholders to participate in arbitration under this Article 10.

ARTICLE 11

DISSOLUTION, WINDING UP, AND TERMINATION

11.1 Dissolution.

(a) Subject to Section 11.1(b) the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i)	the unanimous consent of the Shareholders;

(ii)	a Shareholder becomes a Bankrupt Shareholder or the dissolution of any Shareholder; or

(iii)	the decision of a Shareholder to cause a liquidation pursuant to the provisions of Sections 6.3(b)(vi) or 9.2.

(iv)	As set forth in the Bylaws.

11.2 Winding Up and Termination. On the occurrence of a Dissolution Event, unless a Continuation Election is made in the case of Dissolution Events of the type described in Section 11.1(a)(ii), the Shareholders (excluding the vote of the Shareholder who has suffered a Dissolution Event) shall select one or more representative to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement, the Escritura Constitutiva, the Bylaws, and the Mexican Corporations Law and the Mexican Tax Laws. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Shareholders. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by one of the top five leading firms of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(b) subject to the provisions of 6.3(b)(vii), the liquidation shall cause the Company to immediately cease using all ADS Intellectual Property, sell to ADS Worldwide (or its successor) and ADS Worldwide (or its successor) shall purchase from the Company all pipe containing any marks constituting ADS Intellectual Property at a cash price equal to the Company’s cost (less book depreciation), to be offset against any amount payable to ADS Worldwide (or its successor) under Section 11.2(d), and to change the name of the Company to eliminate any direct or indirect reference to “ADS” or “Advanced Drainage Systems.”

(c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any Shareholder loans or any other debt described in Section 4.2) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d) all remaining assets of the Company shall be distributed to the Shareholders Pro Rata.

ARTICLE 12

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

12.1 Maintenance of Books. The Company shall keep or cause to be kept at the principal office of the Company complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Shareholders and Board of Directors. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company; a copy of this Agreement and all amendments thereto; a current list of the names and last known business, residence, or mailing addresses of all Shareholders; and the Company’s tax returns as required by any applicable law.

ARTICLE 13

GENERAL PROVISIONS

13.1 Representations and Warranties of ADS/P, ADS/I, ADS Worldwide. ADS Worldwide and ADS/P and ADS/I hereby jointly and severally represents and warrants to the Company, Altima and the Altima Shareholders as follows:

13.1.1 ADS Worldwide Corporate Existence and Power. ADS Worldwide is a United States of America corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver the Company Agreements and to perform all of its obligations thereunder, and no consent or approval of any other person or governmental authority is required therefor. The execution, delivery and performance of the Company Agreements and the transactions contemplated thereby have been duly authorized by all necessary action of ADS Worldwide. The Company Agreements are valid and binding obligations of ADS Worldwide, and are enforceable against it in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

13.1.2 Non-contravention. The execution and delivery of the Company Agreements and the consummation by ADS Worldwide of the transactions contemplated thereby do not, and with the giving of notice or lapse of time will not, violate, constitute a default under or cause the termination of (i) the certificate of corporation or bylaws of ADS Worldwide, (ii) any agreement, mortgage, license, permit or other instrument or obligation to which ADS Worldwide is bound or (iii) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

13.1.3 No Contract to Transfer Shares. ADS Worldwide is not a party to any contract or agreement whereby any of the Shares to be acquired by ADS Worldwide are to be Transferred and ADS Worldwide does not have any present intention to Transfer any Shares.

13.1.4 No Exclusive or Preferential Rights. Except for the Distributor Agreement, ADS-I and ADS Centroamerica, Ltda de C.V. are not parties to any contract or agreement granting to any person any exclusive or preferential rights with regard to the sale and distribution within the Territory of any products manufactured, sold or distributed by ADS Worldwide or any of its Affiliates. Except for the Sublicense Agreement, ADS Worldwide and ADS Centroamerica, Ltda de C.V., are not parties to any contract or agreement granting to any person any exclusive or preferential rights with regard to the use of the AES Intellectual Property within the Territory.

13.2 Representations and Warranties of Altima and the Altima Shareholders. Altima and the Altima Shareholders hereby jointly and severally represent and warrant to ADS Worldwide as follows:

13.2.1 Altima Escritura Constitutiva; Power. Altima is a corporation duly organized, validly existing and in good standing under the laws of Mexico. Altima has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and no consent or approval of any other person or governmental authority is required therefor. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of Altima. This Agreement is a valid and binding obligation of Altima and is enforceable against Altima in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

13.2.2 Non-contravention. The execution and delivery of this Agreement and the consummation by Altima of the transactions contemplated hereby do not, and with the giving of notice or lapse of time will not, violate, constitute a default under or cause the termination of (i) the Escritura Constitutiva or the bylaws of Altima, (ii) any agreement, mortgage, license, permit or other instrument or obligation to which Altima, is bound or (iii) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

13.3 Representations and Warranties of the Company, Altima and the Altima Shareholders. . Altima, the Altima Shareholders and the Company, jointly and severally, represent and warrant to ADS Worldwide as follows:

13.3.1 Company Corporate Existence and Power; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of Mexico and has all requisite power and authority to execute and deliver the Company Agreements and to perform all of its obligations thereunder, and no consent or approval of any other person or governmental authority is required thereunder. Except as disclosed in Schedule 13.3.1, the Company has all corporate powers and has or is in the process of procuring all material governmental licenses, authorizations, consents and approvals required to carry on the Business. The Company is duly qualified to do business and is in good standing in each jurisdiction in Mexico where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. The Company has heretofore delivered to ADS Worldwide true and complete copies of the Escritura Constitutiva and bylaws of the Company and made available for ADS Worldwide’s inspection the Company’s minute books, which minute books contain a true and complete record of all meetings, and consents in lieu of a meeting, of the Company’s board of directors and of the Company’s shareholders held or executed since the Company’s incorporation, and such records accurately reflect all transactions referred to therein. The Company does not have any Subsidiaries or any equity interests in any other Entity.

13.3.2 Non-Contravention The execution and delivery of the Company Agreements and the consummation by the Company of the transactions contemplated thereby will not, and with the giving of notice or lapse of time will not, violate, constitute a default under or cause the termination of (i) the certificate of corporation or bylaws of the Company, (ii) any agreement, mortgage, license, permit or other instrument or obligation to which the Company is bound or (iii) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

13.3.3 Capitalization. On the Closing Date the authorized capital stock of the Company consists of fixed capital of $1,000,000.00 Mexican Pesos, currency of the legal tender in Mexico, represented by 1,000 Series A common shares and the variable capital in the amount of $43,500,000 Mexican Pesos, currency of legal tender in Mexico, represented by 43,500 Series B common shares. The Shares have been duly authorized and validly issued and are fully paid and non-assessable, and there are no outstanding rights, subscriptions, warrants, calls, options or other agreements or commitments of any kind or character to purchase or otherwise acquire from the Company any of its unissued shares of capital stock or any other securities of the Company.

13.3.4 Financial Statements. The Company has delivered to ADS Worldwide the unaudited annual balance sheet of the Company as of December 31, 1999, and the related statements of income, shareholders’ equity and cash flows for the fiscal year then ended (the “Company Financial Statements”). Such financial statements, with accompanying footnotes (if any), fairly present the financial condition, results of operations and cash flows of the Company as of the dates and for the periods referred to and have been prepared in accordance with accounting principals in Mexico consistently applied by the Company throughout the periods involved.

The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of the Company as set forth in the aforementioned Company Financial Statements.

13.3.5 Absence of Certain Changes. Except as set forth in the Schedule 13.3.5, since December 31, 1999, the Company has conducted its business in the ordinary course and there has not been any event or any change in the business or condition (financial or otherwise) of the Company that has had or may have, individually or in the aggregate, a material adverse effect; any creation, assumption or incurrence by the Company of any lien on any material asset, other than in the ordinary course of business; any assumption, guarantee, endorsement or other action by the Company to become liable for the obligations of any Person except endorsements of negotiable instruments and chattel paper subject to recourse in the ordinary course of business; any making of any loan, advance or capital contribution to or investment in any Person, any issue or sale of Shares, or redemption, repurchase or other acquisition of shares of capital stock or other equity interests in or other securities of the Company, or any dividend or other distribution with respect thereto; any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or may have, individually or in the aggregate, a material adverse effect; any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any substantial assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business or contemplated by this Agreement; any grant of any severance or termination pay to any officer, consultant or employee of the Company, any entering into of any employment or consulting agreement with any officer, consultant or employee of the Company or any increase in compensation or benefits payable under any existing severance or termination pay policies or employment agreements other than grants, agreements, merit increases or cost-of-living increases in the ordinary course of business consistent with past practice; any tax election made by the Company or any settlement or compromise of any material tax liability of the Company; any payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of or against the Company, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice; or any action taken with respect to the Company’s accounting policies, other than reasonable and usual actions in the ordinary course of business and consistent with past practice.

13.3.6 Properties; Assets; Liens.

(a) Schedule 13.3.6 contains a list of all personal property (or groups of personal property), machinery and equipment (or groups of machinery and equipment) of the Company as of December 31, 1999; all inventory of the Company as of December 31, 1999; and all real property owned or leased by the Company (together with a legal description thereof).

(b) The Company has, or prior to the Closing will have, good title to, or valid and subsisting leasehold interests in, all properties and assets listed in Schedule 13.3.6. None of such properties or assets is subject to any liens except liens disclosed in Schedule 13.3.6.

(c) There is no violation of any law regulation or ordinance relating to the properties and assets of the Company.

(d) There are no pending or, to the knowledge of the Company and Altima, , after due inquiry, threatened, condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof.

(e) The buildings, machinery, equipment, and other tangible assets that the Company owns and leases and which are used in the Business as presently conducted are free from material defects, have been consistently maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear) and the Company has not deferred any maintenance of the foregoing items or the accrual of any expenses associated with such maintenance.

(f) Schedule 13.3.6 sets forth the address of the principal executive office of the Company and the location of all property owned or leased by the Company.

13.3.7 No Undisclosed Material Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute or conditional, and whether or not the amount thereof is determinable, that are in the aggregate material to the Company, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities disclosed or provided for in the Company Financial Statements; liabilities listed in Schedule 13.3.7.

13.3.8 Litigation. Except as set forth in Schedule 13.3.8, there is no action, suit, investigation or proceeding pending against, or, to knowledge of the Company, Altima, and the Altima Shareholders, after due inquiry, threatened against or affecting, the Company or any of the Company’s properties before any court or arbitrator or any governmental body, agency or official and there is no unsatisfied judgment, order, stipulation, injunction, decree or award to which the Company or any of its properties is subject. Except as set forth on Schedule 13.3.8, the Company has not received notice or information of any claim or allegation of personal death or material personal injury, property or economic damage, any claim for punitive or exemplary damages, any material claim for contribution or indemnification, or any claim for injunctive relief in connection with any product sold or distributed or any service provided by it.

13.3.9 Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon the Company which has or could reasonably be expected to have the effect of prohibiting any business practice of the Company, any acquisition of property by the Company or the conduct of the Business by the Company either before or after the date hereof.

13.3.10 Tax Matters. The Company has timely filed all tax returns, estimates and reports (collectively, “Returns”) required to be filed by it through the date hereof, copies of which have been made available to ADS Worldwide for its inspection and review, which Returns are true, correct, and complete and accurately reflect the taxes due for the periods indicated; and the Company has timely paid in full all taxes of any kind whatsoever (collectively, “Taxes”) shown to be due by such Returns. The liabilities, if any, for Taxes accrued for operations of the Company since January 1, 2000 through the date hereof are reflected on the Company Financial Statements. There is no unassessed deficiency for Taxes proposed or, to the best knowledge of the Company, Altima, or the Altima

Shareholders, threatened against the Company, and no taxing authority has raised any issue with respect to the Company, nor has any taxing authority claimed that the Company should file a tax return in a jurisdiction in which it does not currently file a tax return. There are not in force any extensions with respect to the dates on which any Return was or is due to be filed by the Company or any waivers or agreements by the Company for the extension of time for the assessment or payment of any Taxes. The Company has not been, and currently is not being, audited by any tax authority.

13.3.11 Employee Benefits. For purposes of this section and 13.3.18 related to labor matters, the benefits and labor and employment terms and conditions of Altima’s employees shall be assigned in the same manner to the Service Company to be incorporated as described in the Recitals of this Agreement

13.3.12 Contracts. Schedule 13.3.12 lists each of the contracts and agreements to which the Company is a party (collectively, the “Contracts”). Except as disclosed in Schedule 13.3.12, each Contract: (i) is valid and binding on the Company and (ii) is in full force and effect. The Company is not in breach of, or default under, any Contract. To the knowledge of the Company, Altima, and the Altima Shareholders, no other party to any Contract is in breach thereof or default thereunder.

13.3.13 Licenses. No license, franchise, permit or other similar authorization held by the Company will be terminated or impaired as a result of the transactions contemplated by this Agreement.

13.3.14 Insurance. Schedule 13.3.14 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (including workers compensation policies). There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds are current and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect Policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. The Company and Altima do not know of any threatened termination of or premium increase with respect to any of such policies or bonds.

13.3.15 Compliance with Laws. Except for violations, which do not have and will not have, individually or in the aggregate, a material adverse effect, the Company is not in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

13.3.16 Patents, Trademarks, etc.

(a) Schedule 13.3.16 lists all Intellectual Property which is owned and is used or held for use by the Company (the “Intellectual Property Rights”) specifying as to each as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right including the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof. Except as set forth in Schedule 13.3.16, the Company is the sole and exclusive owner of with all right, title and interest in and to, free and clear of any lien, the Intellectual Property Rights described therein and has sole and exclusive right (without being contractually obligated to pay in the future compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which they are being used. The Intellectual Property Rights constitute all of the Intellectual Property used by the Company in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company or the Business.

(b) Except as set forth in Schedule 13.3.16, the Company has no writings for which a claim for copyright has been recorded or is pending.

(c) Except as set forth in Schedule 13.3.16, the Company (i) has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Company not finally terminated prior to the date hereof involving a claim of infringement of any patents, trademarks, service marks or copyrights, (ii) has no knowledge of any such charge or claim, or (iii) has no knowledge of any infringement since such date by any other person on any of the Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright.

(d) The consummation of the transactions contemplated by this Agreement will not contravene or constitute a default under, require the consent of any person pursuant to or otherwise result in the termination or impairment of (or permit any Person to terminate or otherwise impair) any Intellectual Property Right.

13.3.17 Environmental Matters.

(a) Except as set forth in Schedule 13.3.17, the Company is in the process of compliance with all applicable laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, standards and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances hazardous substances, or conditions, petroleum and petroleum products (“Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession- by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in

Schedule 13.3.17, the Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to the Company and Altima’s knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in Schedule 13.3.17.

(b) Except as set forth in Schedule 13.3.17, there is no claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”), pending or threatened against the Company or, to Company or Altima’s knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(c) Except as set forth in Schedule 13.3.17, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or, to Company or Altima’s knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

13.3.18 Employment and Labor Matters.

(a) Schedule 13.3.18(a) sets forth the names, current annual rates of salary, bonus, profit-sharing, incentive compensation, employee benefits, accrued vacation time and sick pay, and other compensation of all present officers, directors, employees, agents and independent contractors of the Company and Altima. Schedule 13.3.18(a) also sets forth all loans and advances (other than routine travel advances to be repaid or formally accounted for within thirty (30) days and reflected on the books of the Company) made by the Company since December 31, 1999.

(b) Except as set forth in Schedule 13.3.18(b), the Company and Altima is not a party to any collective bargaining agreement and there is no election or proceeding pending to recognize a union for any employees of the Company, in each case as of the date hereof. There are no unfair labor practice or other administrative or court proceedings pending, or to the knowledge of the Company, threatened, between the Company and its employees and there has not occurred within any material work stoppage or strike or any significant labor troubles at any facility of the Company.

(c) The Company has paid in full to all its employees or adequately accrued for, in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and no present or former employee of the Company has a pending claim against the Company (whether under federal or state law) under any employment agreement, or otherwise, on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

13.3.19 Banking Information. Schedule 13.3.19 contains a list of all bank accounts and credit facilities and authorized signatories on bank accounts and credit facilities of the Company. No other persons other than as listed on the Schedule 13.3.19 are authorized to withdraw any funds on the bank account or to draw down on such credit facilities.

13.3.20 Outstanding Commitments. The Company is not bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments. All outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

13.3.21 Disclosure. The Company has disclosed to ADS Worldwide any and all facts which could have, individually or in the aggregate, a material adverse effect. No representation or warranty by Company or Altima in Section 13.3.1 through Section 13.3.23 of this Agreement or any Schedule or Exhibit hereto or other document previously disclosed to ADS Worldwide, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

13.3.22 Certain Interests. Except as set forth in Schedule 13.3.22, neither Altima nor any of Altima’s Shareholders or Affiliates (other than the Company) (i) is a party to or has an interest in any material contracts or other arrangements relating to the business of the Company to which the Company is a party or to which the Company or any assets used by the Company may be subject or (ii) has any interest in any material property, real or personal, tangible or intangible, including Intellectual Property Rights used in or pertaining to the Company. Schedule 13.3.22 sets forth a list or description of each material arrangement through which the Company acquires from, or provides to, Altima’s relatives or Affiliates any goods, properties or services.

13.3.23 Finders’ Fees. Neither the Company nor Altima nor the Altima Shareholders have employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

13.3.24 The representations and warranties of the Parties shall survive for eighteen months following the Closing Date (the “Survival Period”). Furthermore, the expiration of the Survival Period shall not affect any claims for indemnification made by any Party under Section 13.14 of this Agreement prior to expiration of the Survival Period, but only precludes any Party from making a claim for indemnification under Section 13.14 of this Agreement based on the breach of a Representation and Warranty after expiration of the Survival Period.

13.4 Covenants of ADS Worldwide, Altima and the Company Respecting Ethical Business Practices. ADS Worldwide, Altima, the Altima Shareholders and the Company each declares and affirms that they have not paid nor have they undertaken to pay and that they shall in the future not pay any bribe, pay-off, kick-backs, or unlawful commission, and that they have not in any other way or manner paid any sums, whether in Mexican currency or foreign currency and whether in Mexico or abroad, or in any other manner given or offered to give, any gifts, presents, or anything of value whether in Mexico or abroad, to any person or entity to procure this Agreement, or to accomplish the Company’s business, and ADS Worldwide, Altima, the Altima Shareholders and the Company undertake not to engage in any of the said or similar acts during the term of and relative to this Agreement. In no event shall ADS Worldwide, Altima, the Altima Shareholders or the Company be obligated under this Agreement to take any action or omit to take any action that the ADS Worldwide, Altima, the Altima Shareholders or the Company, as the case may be, believes, in good faith, would cause it, or its participants, directors, officers, employees, agents, or representatives, to be in violation of any applicable laws or regulations including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, a copy of which is attached hereto and made a part hereof as Exhibit H.

13.5 Offset. Whenever the Company is to pay any sum to any Shareholder, any amounts that Shareholder or any of its Affiliates owes the Company which are then due and payable may be deducted from that sum before payment.

13.6 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing in the English language (accompanied by a Spanish translation thereof) and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective (a) upon receipt if sent by personal delivery, mail, courier, telegram or cablegram or (b) upon the sender’s receipt of electronic confirmation of transmission, if sent by telex or facsimile during regular business hours on a Business Day or (if not sent during regular business hours or on a Business Day, on the next succeeding Business Day). All notices, requests and consents to be sent to a Shareholder must be sent to or made at the addresses given for that Shareholder on the signature page of this Agreement, or such other address as that Shareholder may specify by notice to the other Shareholder. Any notice, request or consent to the Company must be given to all of the Shareholders. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.7 Entire Agreement; Supersedure. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the Parties relating to the formation and organization of the Company and supersedes all prior contracts or agreements among such Persons with respect to such matters, whether oral or written, by and between the Parties.

13.8 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.9 Amendment or Restatement. This Agreement may be amended only by a written instrument adopted, executed and agreed to by the Parties.

13.10 Binding Effect; No Third-Party Beneficiaries; Remedies Not Exclusive. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns and to the extent of the limited purposes stated in this Agreement, the other signatories to this Agreement and their respective heirs, legal representatives, successors, and assigns. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and to the extent of the limited purposes stated in this Agreement, the other signatories to this Agreement and their respective heirs, legal representatives, successors, and assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Except as otherwise expressly stated in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

13.11 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of Mexico, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. Nothing in this Agreement shall preclude any Party from bringing enforcement proceedings in any jurisdiction in order to enforce any judgment obtained in any other proceeding or to compel arbitration or enforce an order or judgment of the arbitrator, nor shall the bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction.

13.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.13. Language. This Agreement has been drafted and executed in English. A Spanish translation for information purposes will be provided, but the English version shall prevail over any version.

13.14 Indemnification. To the fullest extent permitted by Law, each Party shall indemnify the Company and each other Party and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including costs of suit and attorneys fees) they may incur on account of any breach by the indemnifying Party of any of its representations, warranties or obligations under this Agreement.

13.15 Directly or Indirectly; Without Limitation. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Throughout this Agreement, the term “including” and words to the same or similar effect shall be interpreted and construed to mean “including without limitation.”

13.16 References. All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Unless otherwise expressly provided, all references to “Articles” or “Sections” are to Articles or Sections of this Agreement.

13.17 Survival. The representations, obligations and warranties of the Parties, including the obligations contained in Section 3.4, contained in this Agreement, shall survive the dissolution of the Company, subject to the applicable statutes of limitations thereon.

13.18 Pre-Closing Covenants. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 13.19 below). Furthermore, Altima and the Altima Shareholders will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing sentence, Altima and the Altima Shareholders will not cause or permit the Company to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock.

13.19 Closing Conditions. The obligations of certain of the Parties shall be contingent on the satisfaction or waiver of the conditions set forth below.

13.19.1 Conditions to Obligations of ADS Worldwide. The obligation of ADS Worldwide to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Sections 13.2 and 13.3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Altima, the Company and the Altima Shareholders shall have performed and complied with all of their respective covenants hereunder to be performed prior to the Closing in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (whether the United States of America, Mexico or otherwise), or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the rights of ADS Worldwide or the Company hereunder, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Altima and the Company shall have delivered to ADS Worldwide a certificate to the effect that each of the conditions specified above in Section 13.19.1(i)-(iii) is satisfied in all respects;

(v) the relevant parties shall have entered into the agreements in form and substance as set forth in Exhibits A-1, A-2, C and D attached hereto and the same shall be in full force and effect;

(vi) ADS Worldwide shall have received from counsel to Altima and the Company an opinion in form and substance as set forth in Exhibit E(I) attached hereto, addressed to ADS Worldwide, and dated as of the Closing Date;

(vii) ADS Worldwide shall have received the resignations, effective as of the Closing, of each director and the authority of any and all officers of the Company shall have been revoked as of the Closing, other than those persons who ADS Worldwide has agreed shall remain directors and/or officers after the Closing;

(viii) ADS shall have received to the full satisfaction of ADS Worldwide (a) Certified copy of the Public deed formalizing the capital increase of the Company to $44,500,000 Mexican Pesos, (b) Certified copy of the Public deed formalizing the Amended Bylaws including change of name to ADS Mexicana, (c) Certified copy of the Public deed formalizing the formation of the service company ADS Corporativo, (d) Copy certified by the Secretary of the Company, of the minutes of the Ordinary Shareholders Meeting approving the resolutions whereby the Capital is Increased in $22,000,000.00 Mexican Pesos providing for subscription and payment thereof in accordance with this Agreement, (e) An executed counterpart of Newco Services Agreement, (f) agreed forms of the Sublicense and Distribution Agreements that are to be attached to this Agreement not later than July 25th, 2000, including Legal Opinions and all other pending Schedules and Exhibits, (g) All parties hereto shall have signed the Participation Agreement, (h) Entries on Stock Registry Book (for the transfers from individuals to Altima and later to ADSW) showing the current capital structure, (i) Entries on Capital variations book (reflecting increases) (j) Share certificates representing new share certificates representing 1,000 Series A shares, 18,000 Series B shares, (k) a Stock Purchase and Sale Agreement whereby Altima sells and ADS Worldwide buys 11,250 Series B shares, with the certificates duly endorsed in the name of ADS Worldwide; and

(ix) all actions to be taken by all signatories to this Agreement, other than ADS Worldwide, ADS/P and ADS/I, in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to ADS Worldwide.

ADS Worldwide may waive any condition specified in this Section 13.19.1 if it executes a writing so stating at or prior to the Closing.

13.19.2 Conditions to Obligation of Altima. The obligation of Altima to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 13.1.1 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) ADS Worldwide shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (whether the United States of America, Mexico or otherwise), or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the rights of Altima hereunder (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) ADS Worldwide shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 13.19.2(i)-(iii) is satisfied in all respects;

(vi) the relevant parties shall have entered into the agreements in form and substance as set forth in Exhibits A-1, A-2, C and D attached hereto and the same shall be in full force and effect; and

(vii) Altima shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E(1) attached hereto, addressed to Altima, and dated as of the Closing Date.

(viii) Altima shall have received the forms of Confidentiality Agreements that ADS Worldwide would have approved for use by the Company within its organization and third parties.

(ix) Copies of Trademarks and patents certificates, if applicable, subject of the Sublicense Agreement.

Altima may waive any condition specified in this Section 13.19.2 if it executes a writing so stating at or prior to the Closing.

IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the date first set forth above.

ADS Worldwide, Inc.		Grupo Anima S.A. de C.V.

By:	/s/ J.A. Chlapaty, President (Name) (Office)	By:	/s/ Pablo Villarreal (Name) Pablo Villarreal (Office) President

Altima Shareholders The undersigned have joined this Agreement for the limited purposes stated in the Agreement		Sistemas Ecologicos de Drenaje, S.A. de C.V.

/s/ Juan Raigosa Valadez		By:	/s/ Pablo Villarreal
Juan Raigosa Valadez			(Name) Pablo Villarreal (Office) President

/s/ Juan Pablo Alderete Marrufo
Juan Pablo Alderete Marrufo

Inmuebles Industriales de Monterrey, S.A. de C.V.

By:	/s/ Pablo Villarreal
(Name) Pablo Villarreal (Office) President

Polidrain Mexican, S.A. de C.V.

By:	/s/ Adolfo Golan Romo
(Name) (Office)

Individual Shareholders

The undersigned has joined this Agreement for the limited purposes stated in the Agreement.

/s/ Pablo Villarreal Guajardo
Pablo Villarreal Guajardo

ADS

The undersigned has joined this Agreement for

the limited purposes stated in the Agreement.

Advanced Drainage Systems, Inc.

By:	/s/ J.A. Chlapaty President
(Name) (Office)

ADS-I

The undersigned has joined this Agreement for

the limited purposes stated in the Agreement.

ADS-I, Inc.

By:	/s/ J.A. Chlapaty, President
(Name) (Office)

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made and entered into as of April 19, 2010 by and among ADS Worldwide, Inc. (“ADS Worldwide”), a corporation organized under the laws of the State of Delaware, United States of America, Grupo Altima S.A. de C.V. (“Altima”), a corporation organized under the laws of the United Mexican States (“Mexico”), and ADS Mexicana, S.A. de C.V. (the “Company”), formerly known as Sistemas Ecologicos de Drenaje, S.A. de C.V., a corporation organized under the laws of Mexico. ADS Worldwide and Altima are sometimes referred to herein collectively as the “Shareholders”. ADS Worldwide, Altima and the Company are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Participation Agreement dated as of July 17, 2000 (the “Participation Agreement”); and

WHEREAS, the Parties desire to amend the Participation Agreement as set forth herein to, among other things, (a) permit the Company to own membership interests in, and serve as the managing member of, ADS Latina, LLC (“ADS Latina”), a limited liability company organized under the laws of the State of Delaware, United States of America, and (b) expand the Company’s territory to include all of Mexico and all of Central America.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Participation Agreement.

2. Meaning of “Agreement”. The term “Agreement”, as used in the Participation Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean the Participation Agreement and this Amendment, together, it being the intent of the Parties that the Participation Agreement and this Amendment be applied and construed as a single instrument.

3. ADS Latina Ratification and Approval. Each of the Shareholders hereby ratifies and approves (a) the filing of the Certificate of Formation of ADS Latina, (b) the execution and delivery by the Company and ADS Worldwide of that certain Limited Liability Company Agreement dated as of September 4, 2009 (as the same may be amended from time to time, the “ADS Latina LLC Agreement”), and (c) subject to the terms and conditions set forth in the ADS Latina LLC Agreement, the performance by the Company, ADS/P and ADS Worldwide of the transactions contemplated by the ADS Latina LLC Agreement (including the respective obligations of the Company and ADS Worldwide set forth therein and the transactions with ADS/P contemplated by Section 2.1 thereof).

4. Amendments. The Participation Agreement is hereby amended as follows:

(a) Throughout the Participation Agreement, each occurrence of “Sistemas Ecologicos de Drenaje, S.A. de C.V.” is hereby deleted and replaced in its entirety with “ADS Mexicana, S.A. de C.V.”.

(b) Article 1 is hereby amended by inserting the following definitions in alphabetical order:

ADS Latina means ADS Latina, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America.

ADS Latina LLC Agreement means that certain Limited Liability Company Agreement dated as of September 4, 2009 by and between the Company and ADS Worldwide.

Central America means Belize, the Republic of Costa Rica, the Republic of El Salvador, the Republic of Guatemala, the Republic of Honduras, the Republic of Nicaragua and the Republic of Panama.

Durman Distributor Agreement means that certain Distributor Agreement dated as of May 31, 2008 by and between ADS/I and Durman Esquivel S.A.

Shareholders Meeting means a meeting of the Shareholders held in accordance with the Bylaws of the Company and the applicable laws of Mexico.

(c) Article 1 is hereby further amended by amending and restating the definition of “Territory” to read in its entirety as follows: “Territory means Mexico and Central America.”.

(d) Article 2, Section 2.2 and Article 2, Section 2.8 are hereby amended by deleting “the Territory” and replacing it in its entirety with “Mexico”.

(e) Article 2, Section 2.5 is hereby amended by inserting the following sentence at the end of such Section 2.5: “Notwithstanding any provision of this Section 2.5 to the contrary, subject to the terms and conditions set forth in the ADS Latina LLC Agreement, the Company shall be permitted to own membership interests in, and serve as the managing member of, ADS Latina and to otherwise act pursuant to and in accordance with the ADS Latina LLC Agreement.”

(f) Article 6, Section 6.1(d) and Article 10, Section 10.1(a) are hereby amended by deleting “Dallas” and replacing it in its entirety with “San Antonio”.

(g) Article 6, Section 6.2(c) and Article 6, Section 6.2(d) are hereby amended by inserting “and/or polypropylene” immediately following “polyethylene”.

(h) Article 6, Section 6.2(e) and the last sentence of Article 6, Section 6.2(f) are hereby amended by inserting the following at the end of such Article 6, Section 6.2(e) and such last sentence of Article 6, Section 6.2(f): “; provided, however, that, subject to the terms and

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conditions set forth in the Durman Distributor Agreement, ADS Worldwide, ADS/P, ADS/I and any of their Affiliates shall be permitted to sell products pursuant to, and to otherwise act pursuant to and in accordance with, the Durman Distributor Agreement in Central America”.

(i) Throughout the Participation Agreement, each occurrence of “Arthur Andersen & Co., LLP, in Dallas” is hereby deleted and replaced in its entirety with “Deloitte & Touche USA LLP, in San Antonio”.

5. Durman Distributor Agreement. Each of ADS Worldwide and the Company hereby agrees that it shall exercise reasonable best efforts to work together with the other and with Durman Esquivel S.A. (“Durman”) to effect one of the following outcomes on terms reasonably satisfactory to ADS Worldwide and the Company: (a) the Company and Durman enter into an arrangement that replaces and supersedes in its entirety the distributor arrangement under that certain Distributor Agreement dated as of May 31, 2008 by and between ADS International, Inc. (“ADS/I”) and Durman (the “Durman Distributor Agreement”) with a distributor arrangement between the Company and Durman; or (b) ADS/I assigns all of its rights in, to and under the Durman Distributor Agreement to the Company with the Company accepting such assignment and assuming ADS/I’s obligations under the Durman Distributor Agreement arising on or after the assignment date. In the event neither of the foregoing outcomes are realized, ADS Worldwide, ADS/P, ADS/I and any of their Affiliates shall be permitted to sell products pursuant to, and to otherwise act pursuant to and in accordance with, the Durman Distributor Agreement in Central America.

ADS Worldwide and ADS/I agree, within the twenty (20) business days following the execution of this Amendment, to notify Durman that it has lost its exclusive distribution rights under the Durman Distributor Agreement, and that Company will commence, either directly or indirectly, to sell, distribute and offer products within Durman’s territory prior to the expiration of the original term of the Durman Distributor Agreement.

6. Ratification and Reaffirmation of the Participation Agreement. The Parties hereby ratify and reaffirm all of the other terms and conditions of the Participation Agreement, which, as amended and supplemented by this Amendment, shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have adopted, executed and agreed to this Amendment as of the date first set forth above.

ADS Worldwide, Inc.		Grupo Altima S.A. de C.V.

By:	/s/ Thomas M. Fussner	By:	/s/ Juan Raigosa Valadez
Name:	Thomas M. Fussner	Name:	Juan Raigosa Valadez
Title:	Executive Vice President	Title:	Legal Represent

ADS Mexicana, S.A. de C.V.

By:	/s/ Juan Raigosa Valadez
Name:	Ing. Juan Raigosa Valadez
Title:	General Manager

The undersigned, being all of the shareholders of Altima, hereby join this Amendment:

/s/ Juan Raigosa Valadez	/s/ Juan Pablo Alderete Marrufo
Juan Raigosa Valadez	Juan Pablo Alderete Marrufo

Inmuebles Industriales de Monterrey, S.A. de C.V.		Polidrain Mexican, S.A. de C.V.

By:	/s/ Pablo Villarreal Guajardo	By:	/s/ Adolfo Galan Romo
Name:	Pablo Villarreal Guajardo	Name:	Adolfo Galan Romo
Title:	Legal Represent	Title:	Legal Represent

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SECOND AMENDMENT TO PARTICIPATION AGREEMENT

THIS SECOND AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made and entered into as of May             , 2011 by and among ADS Worldwide, Inc. (“ADS Worldwide”), a corporation organized under the laws of the State of Delaware, United States of America, Grupo Altima S.A. de C.V. (“Altima”), a corporation organized under the laws of the United Mexican States (“Mexico”), and ADS Mexicana, S.A. de C.V. (the “Company”), formerly known as Sistemas Ecologicos de Drenaje, S.A. de C.V., a corporation organized under the laws of Mexico. ADS Worldwide, Altima and the Company are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Participation Agreement dated as of July 17, 2000 (the “2000 Participation Agreement”), which 2000 Participation Agreement was amended by the First Amendment to Participation Agreement dated as of April 29, 2010 (the “First Amendment” and together with the 2000 Participation Agreement, the “Participation Agreement”); and

WHEREAS, the Parties desire to amend the Participation Agreement as set forth herein to include provisions related to subsidiaries of the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Participation Agreement.

2. Meaning of “Agreement”. The term “Agreement”, as used in the Participation Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean the 2000 Participation Agreement, the First Amendment and this Amendment, together, it being the intent of the Parties that the 2000 Participation Agreement, the First Amendment and this Amendment be applied and construed as a single instrument.

3. Subsidiary Definition. The Participation Agreement is hereby amended by inserting the following definition in alphabetical order in Article 1 of the Participation Agreement:

Subsidiary means any Entity with respect to which the Company (or any Subsidiary thereof) owns a majority of the equity interests or has the power to vote or direct the voting of sufficient equity interests to elect a majority of the directors, trustees, managers or other equivalent positions.

4. New Article 14. Additionally, the Participation Agreement is hereby amended by inserting the following new Article 14 after the end of Article 13 of the Participation Agreement:

ARTICLE 14

SUBSIDIARIES

14.1 Subsidiary Formation. The Company shall have the authority to establish one or more Subsidiaries from time to time, as the Board of Directors in its discretion deems advisable and in the best interests of the Company. The ownership structure and organizational documents of each Subsidiary, and any modifications thereto, shall require approval by the Board of Directors. The Company shall not own minority interests in any Entity unless otherwise approved by the Board of Directors.

14.2 Subsidiary Activities. The Company shall cause any and all Subsidiaries to not, directly or indirectly, engage in any conduct (a) in which the Company is not permitted to engage pursuant to this Agreement and/or the Bylaws of the Company and/or (b) the Subsidiary is not permitted to engage pursuant to its organizational documents. Without limiting the foregoing, the Company shall cause any and all Subsidiaries to not, directly or indirectly, engage in any conduct that if engaged in by the Company would require prior approval by the Shareholders or the Board of Directors, unless such approval is obtained.

14.3 Budget. The Company shall include the budget and business plan information relating to any and all Subsidiaries within the proposed and final Budgets and Business Plans of the Company.

14.4 Disputes. Disputes involving at least one of the Shareholders (or an Affiliate of a Shareholder) and the Company or any Subsidiaries shall be subject to and exclusively resolved in accordance with Article 10.

14.5 Subsidiary Ownership. The Company shall cause no securities or other equity interests of any Subsidiary to be issued, Disposed of or Encumbered without the approval of the Board of Directors, except as provided in the following sentence. If a Shareholder holds (or has an Affiliate that holds) a direct interest in the ownership of any Subsidiary and such Shareholder Disposes of its Company Shares in a Disposition permitted by and made in accordance with this Agreement, then such Shareholder shall (or, as applicable, shall cause its Affiliate to) Dispose of all of its direct interests in the ownership of any and all Subsidiaries in a manner that results in the owner of such Disposed Company Shares also holding all of the direct interests in the ownership of each Subsidiary previously held by such Shareholder and its Affiliates. Any attempted Disposition or Encumbrance of all or any portion of the direct interests in the ownership of any Subsidiary, other than in strict accordance with this Section 14.5, shall be, and is hereby declared, null and void ab initio.

5. Ratification and Reaffirmation of the Participation Agreement. The Parties hereby ratify and reaffirm all of the other terms and conditions of the Participation Agreement, which, as amended and supplemented by this Amendment, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have adopted, executed and agreed to this Amendment as of the date first set forth above.

ADS Worldwide, Inc.		Grupo Altima S.A. de C.V.

By:	/s/ Mark B. Sturgeon	By:	/s/ Juan Raigusa Valadez
Name:	Mark B. Sturgeon	Name:	Juan Raigusa Valadez
Title:	Secretary	Title:	Legal Representative

ADS Mexicana, S.A. de C.V.

By:	/s/ Juan Raigusa Valadez
Name:	Juan Raigusa Valadez
Title:	Legal Representative

The undersigned, being all of the shareholders of Altima, hereby join this Amendment:

/s/ Juan Raigusa Valadez	/s/ Juan Pablo Alderete Marrufo
Juan Raigosa Valadez	Juan Pablo Alderete Marrufo

Inmuebles Industriales de Monterrey, S.A. de C.V.		Polidrain Mexicana, S.A. de C.V.

By:	/s/ Pablo Villarreal Guajardo	By:	/s/ Adolfo Golan Romo
Name:	Pablo Villarreal Guajardo	Name:	Adolfo Golan Romo
Title:	Legal Representative	Title:	Legal Representative

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THIRD AMENDMENT TO PARTICIPATION AGREEMENT

THIS THIRD AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made and entered into as of May 24, 2011 by and among ADS Worldwide, Inc. (“ADS Worldwide”), a corporation organized under the laws of the State of Delaware, United States of America, Grupo Altima S.A. de C.V. (“Altima”), a corporation organized under the laws of the United Mexican States (“Mexico”), and ADS Mexicana, S.A. de C.V. (the “Company”), formerly known as Sistemas Ecologicos de Drenaje, S.A. de C.V., a corporation organized under the laws of Mexico. ADS Worldwide and Altima are sometimes referred to herein collectively as the “Shareholders”. ADS Worldwide, Altima and the Company are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Participation Agreement dated as of July 17, 2000 (as amended, the “Participation Agreement”); and

WHEREAS, the Parties desire to amend the Participation Agreement as set forth herein to, among other things, change the composition of the board of directors of the Company (the “Board of Directors”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Participation Agreement.

2. Meaning of “Agreement”. The term “Agreement”, as used in the Participation Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean the Participation Agreement and this Amendment, together, it being the intent of the Parties that the Participation Agreement and this Amendment be applied and construed as a single instrument.

3. Amendments. The Participation Agreement is hereby amended as follows:

(a) Article 6, Section 6.1(d) is hereby amended and restated to read in its entirety as follows:

“(d) Board of Directors. The Board of Directors shall consist of an even number of persons, not less than four (4) and not more than ten (10), the actual number to be as agreed by the Shareholders. In the absence of such agreement the number shall be four (4). Each Shareholder shall designate the persons serving on the Board of Directors, with each Shareholder designating an equal number of persons. Each Shareholder may also designate up to two (2) alternate members of the Board of Directors. The Shareholders shall notify each other of any changes to their respective appointments. The Board of Directors shall act by a majority vote of all members or their respective alternates, without a tie-breaking vote (sin voto de calidad). Unless a majority of all members of the Board of Directors determines otherwise, (i) the Board of Directors shall hold at least four (4) meetings per year to discuss and make decisions with respect to strategic issues, financial results, performance evaluation, the Proposed Budget and Business Plan, and prepare and deliver reports to the Shareholders, in such format and with such information as is determined by the Shareholders, and (ii) any such meeting shall be held by means of a conference telephone or video conference or other similar communications equipment as provided in Section 6.1(h). As determined by a majority of all members of the Board of Directors, meetings of the Board of Directors may be held in any location, by means of a conference telephone or video conference or other similar communications equipment or concurrently at any physical location and through the use of conference telephone or video conference or other similar communications equipment.”

(b) Article 6, Section 6.1(f) is hereby amended and restated to read in its entirety as follows:

“(f) Officers. In the event that the Shareholders’ Meeting does not appoint the individual who shall act as Chairman of the Board of Directors, the Board of Directors, in its first meeting held immediately after such Shareholders’ Meeting, will appoint between its members a Chairman. Unless a majority of all members of the Board of Directors determines otherwise: (i) all members shall elect as Chairman of the Board of Directors for each even year a member nominated by Altima from among the members appointed by Altima and as Secretary of the Board of Directors for each even year a member nominated by ADS Worldwide from among the members appointed by ADS Worldwide, and (ii) all members shall elect as Chairman of the Board of Directors for each odd year a member nominated by ADS Worldwide from among the members appointed by ADS Worldwide and as Secretary of the Board of Directors for each odd year a member nominated by Altima from among the members appointed by Altima. In addition to the Controller and General Manager, who shall be appointed by the Shareholders, there shall be such other officers, if any, of the Company as the Board of Directors shall from time to time determine.”

4. Acknowledgement of Members/Alternate Members of the Board of Directors. The Parties hereby acknowledge that, as of the date hereof, the following persons are their respective designated members and alternate members of the Board of Directors:

ADS Worldwide:	Altima:
Thomas M. Fussner	Juan Raigosa Valadez
Mark B. Sturgeon	Juan Pablo Alderete Marrufo
Ewout Leeuwenburg (Alternate)	Gerardo Humberto Maldonado Garza (Alternate)
Jaime Contró Yllanes (Alternate)

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5. Ratification and Reaffirmation of the Participation Agreement. The Parties hereby ratify and reaffirm all of the other terms and conditions of the Participation Agreement, which, as amended and supplemented by this Amendment, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in one or more counterparts (including by means of PDF and/or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have adopted, executed and agreed to this Amendment as of the date first set forth above.

ADS Worldwide, Inc.		Grupo Altima S.A. de C.V.

By:	/s/ Mark B. Sturgeon	By:	/s/ Pablo Villarreal
Name:	Mark B. Sturgeon	Name:
Title:	Secretary	Title:

ADS Mexicana, S.A. de C.V.

By:	/s/ Juan Ralgosa Valadez
Name:
Title:

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FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

THIS FOURTH AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made and entered into as of April 26, 2013 by and among ADS Worldwide, Inc. (“ADS Worldwide”), a corporation organized under the laws of the State of Delaware, United States of America, Grupo Altima S.A. de C.V. (“Altima”), a corporation organized under the laws of the United Mexican States (“Mexico”), ADS Mexicana, S.A. de C.V. (the “Company”), formerly known as Sistemas Ecologicos de Drenaje, S.A. de C.V., a corporation organized under the laws of Mexico, and ADS Corporativo, S.A. de C.V. (“ADS Corporativo”), a corporation organized under the laws of Mexico. ADS Worldwide, Altima, the Company and ADS Corporativo are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, certain of the Parties entered into that certain Participation Agreement dated as of July 17, 2000 (as amended, the “Participation Agreement”);

WHEREAS, in accordance with Article 2, Section 2.9 of the Participation Agreement, ADS Worldwide and Altima incorporated under the laws of Mexico ADS Corporativo; and

WHEREAS, the Parties desire to amend the Participation Agreement as set forth herein to, among other things, change the composition of the board of directors of the Company (the “Board of Directors”) and reflect the ownership by ADS Worldwide of 51%, and the ownership by Altima of 49%, of the aggregate outstanding common shares of the Company and of ADS Corporativo.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Participation Agreement.

2. Meaning of “Agreement”. The term “Agreement”, as used in the Participation Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean the Participation Agreement and this Amendment, together, it being the intent of the Parties that the Participation Agreement and this Amendment be applied and construed as a single instrument.

3. Amendments.

(a) Article 2, Section 2.9 of the Participation Agreement is hereby amended by inserting “as of the Closing” after “in which both parties shall have an equal interest”.

(b) Article 6, Section 6.1(d) of the Participation Agreement is hereby amended and restated to read in its entirety as follows:

“(d) Board of Directors. The Board of Directors shall consist of an even number of persons, not less than six (6) and not more than ten (10), the actual number to be as agreed by the Shareholders. In the absence of such agreement the number shall be six (6). Each Shareholder shall designate the persons serving on the Board of Directors, with each Shareholder designating an equal number of persons. Each Shareholder may also designate three (3) alternate members of the Board of Directors. The Shareholders shall notify each other of any changes to their respective appointments. The Board of Directors shall act by a majority vote of all members or their respective alternates, without a tie-breaking vote (sin voto de calidad). Unless a majority of all members of the Board of Directors determines otherwise, (i) the Board of Directors shall hold at least four (4) meetings per year to discuss and make decisions with respect to strategic issues, financial results, performance evaluation, the Proposed Budget and Business Plan, and prepare and deliver reports to the Shareholders, in such format and with such information as is determined by the Shareholders, and (ii) any such meeting shall be held by means of a conference telephone or a video conference or other similar communications equipment as provided in Section 6.1(h). As determined by a majority of all members of the Board of Directors, meetings of the Board of Directors may be held in any location, by means of a conference telephone or video conference or other similar communications equipment or concurrently at any physical location and through the use of conference telephone or video conference or other similar communications equipment.”

4. Acknowledgement of Members/Alternate Members of the Board of Directors. The Parties hereby acknowledge that, as of the date hereof, the following persons are their respective designated members and alternate members of the Board of Directors:

ADS Worldwide:	Altima:
Joseph A. Chlapaty	Pablo Villarreal Guajardo
Mark B. Sturgeon	Juan Pablo Alderete Marrufo
Ewout Leeuwenburg	Juan Raigosa Valadez

Thomas M. Fussner (Alternate)	Gerardo Humberto Maldonado Garza (Alternate)
Ronald R. Vitarelli (Alternate)	Adolfo Galán Torres (Alternate)

5. Acknowledgement of Ownership Change. The Parties hereby acknowledge that, as of the date hereof, the Parties have entered into two separate Transaction Agreements, pursuant to which the Parties have agreed to consummate several transactions. As a result of such transactions, (a) ADS Worldwide shall own (i) 1,000 Series A common shares and 33,358 Series B common shares of the Company (collectively being 51% of the aggregate outstanding common shares of the Company) and (ii) 50 Series A common shares and 1 Series B common share of ADS Corporativo (collectively being 51% of the aggregate outstanding common shares of ADS Corporativo), and (b) Altima shall own (i) 1,000 Series A common shares and 32,010 Series B common shares of the Company (collectively being 49% of the aggregate outstanding common shares of the Company) and (ii) 49 Series A common shares of ADS Corporativo (collectively being 49% of the aggregate outstanding common shares of ADS Corporativo).

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6. Ratification and Reaffirmation of the Participation Agreement. The Parties hereby ratify and reaffirm all of the other terms and conditions of the Participation Agreement, which, as amended and supplemented by this Amendment, shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in one or more counterparts (including by means of PDF and/or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have adopted, executed and agreed to this Amendment as of the date first set forth above.

ADS Worldwide, Inc.		Grupo Altima S.A. de C.V.

By:	/s/ Mark B. Sturgeon	By:	/s/ Pablo Villarreal
Name:	Mark B. Sturgeon	Name:	Pablo Villarreal G.
Title:	Director	Title:	Apoderado

ADS Mexicana, S.A. de C.V.		ADS Corporativo, S.A. de C.V.

By:	/s/ Juan Raigosa Valadez	By:	/s/ Juan Raigosa Valadez
Name:	Juan Raigosa Valadez	Name:	Juan Raigosa Valadez
Title:		Title:

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FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

THIS FIFTH AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made and entered into as of January             , 2014 by and among ADS Worldwide, Inc. (“ADS Worldwide”), a corporation organized under the laws of the State of Delaware, United States of America, Grupo Altima S.A. de C.V. (“Altima”), a corporation organized under the laws of the United Mexican States (“Mexico”), and ADS Mexicana, S.A. de C.V. (the “Company”), formerly known as Sistemas Ecologicos de Drenaje, S.A. de C.V., a corporation organized under the laws of Mexico. ADS Worldwide, Altima and the Company are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Participation Agreement dated as of July 17, 2000 (as amended, the “Participation Agreement”); and

WHEREAS, the Parties desire to amend the Participation Agreement as set forth herein to, among other things, further clarify the required approval of certain matters pertaining to the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Participation Agreement.

2. Meaning of “Agreement”. The term “Agreement”, as used in the Participation Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean the Participation Agreement and this Amendment, together, it being the intent of the Parties that the Participation Agreement and this Amendment be applied and construed as a single instrument.

3. Amendments to Section 6.1(b). Section 6.1(b) of the Participation Agreement is hereby amended by:

(a) amending and restating Section 6.1(b)(i) in its entirety to read “any change in the distribution of dividends”;

(b) inserting the following at the end of Section 6.1(b) therein:

“Further, the granting by the Board of Directors or the Shareholders Meeting, as the case may be or, of any approval or the taking by the Board of Directors or the Shareholders Meeting, as the case may be, of any action, or the failure to take action, as the case may be, in connection with or relating to the following matters (“Majority Shareholder Matters” and separately “Majority Shareholder Matter”), shall require approval of the Shareholder(s) holding a majority of the aggregate outstanding common shares of the Company (or the members of the Board of Directors designated by the Shareholder(s) holding a majority of the aggregate outstanding common shares of the Company):

(A)	the approval of the annual Budget and Business Plan and amendments to the annual Budget and Business Plan;

(B)	the approval of any credit agreement, credit facility or other similar agreement or any amendments thereto; and

(C)	any material change to any of the Company’s information technology and/or computer systems or processes.”

4. Related Amendments.

(a) Article 1 of the Participation Agreement is hereby amended by inserting the following definition immediately following the definition of “Major Matters”:

“Majority	Shareholder Matters has the meaning set forth in Section 6.1(b).”

(b) Article 6, Section 6.1(a) of the Participation Agreement is hereby amended by inserting “and all Majority Shareholder Matters” immediately following “all Major Matters” therein.

(c) Article 6, Section 6.1(b) of the Participation Agreement is hereby amended by inserting “, and those items set forth in Section 6.1(b)(B),” immediately following “business” in Section 6.1(b)(ix).

(d) Article 6, Section 6.1(g) is hereby amended by deleting “Section 6.1(b)(i)” therein and inserting “Section 6.1(b)(A)” in its place.

(e) Section 6.3 of the Participation Agreement is hereby amended by inserting the following at the end of such section:

“For avoidance of doubt, in the event that the Shareholders cannot agree on a Majority Shareholder Matter, such inability to agree shall not constitute a Deadlock.”

(f) Section 10.1(a) of the Participation Agreement is hereby amended by inserting the following at the end of such section:

“For avoidance of doubt, in the event that the Shareholders cannot agree on a Majority Shareholder Matter, such inability to agree shall not constitute a Dispute.”

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5. Ratification and Reaffirmation of the Participation Agreement. The Parties hereby ratify and reaffirm all of the other terms and conditions of the Participation Agreement, which, as amended and supplemented by this Amendment, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in one or more counterparts (including by means of PDF and/or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have adopted, executed and agreed to this Amendment as of the date first set forth above.

ADS Worldwide, Inc.		Grupo Altima S.A. de C.V.

By:	/s/ Mark B. Sturgeon	By:	/s/ Pablo Villarreal
Name:	Mark B. Sturgeon	Name:	Pablo Villarreal
Title:	Exec. VP & CFO	Title:	Board Member

ADS Mexicana, S.A. de C.V.

By:	/s/ Gerardo H. Maldonado
Name:	Gerardo H. Maldonado
Title:	Administrative Director

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